Exhibit 10.8

EXECUTION VERSION

Certain information in this document, marked by brackets [****], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into as of 3 May, 2021 (the “Effective Date”) by and between Exscientia Limited, with its registered office at Level 3, Dundee One River Court, 5 West Victoria Dock Road, Dundee, United Kingdom (“Exscientia”), and Bristol-Myers Squibb Company, headquartered at 430 E. 29th Street, 14th Floor, New York, NY 10016 (“BMS”). Exscientia and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Whereas, Exscientia is a biopharmaceutical discovery corporation that has developed proprietary drug discovery technologies that may be applied to identify and select compounds directed to certain disease targets.

Whereas, Exscientia and BMS desire to collaborate in the performance of a Research Program for the purpose of discovery and preclinical development of Licensed Compounds suitable for development for human therapeutic uses, with the objective of identifying one or more Licensed Compounds for BMS to advance into human clinical trials, in accordance with the terms and conditions set forth in this Agreement.

Whereas, BMS will have licenses and rights and will be responsible for the clinical development and commercialization of Licensed Products worldwide, in accordance with the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1.           DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1               “Additional Targets” has the meaning set forth in Section 3.3(a).

1.2               “Affiliate” means, with respect to a particular Person, another Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.3               “Alliance Manager” has the meaning set forth in Section 2.2.

1.4               “ANDA” means an FDA Abbreviated New Drug Application.

1.5               “Animal Care Guidelines” has the meaning set forth in Section 3.10.

1.6               “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Authority.

1.7               “Background IP” means the Background Know-How and the Background Patents.

1.8               “Background Know-How” means any and all Information that is (a) Controlled by Exscientia and/or its Affiliates as of the Effective Date or during the Term; (b) is not discovered generated, created or conceived in connection with the performance of the Research Program or any other activity under this Agreement; and (c) either (i) encompasses or relates to Collaboration Targets, Target Compounds, Licensed Compounds and/or Licensed Products and/or Diagnostics for any of the foregoing or (ii) is necessary or reasonably useful for the discovery, research, development, manufacturing, use, sale, commercialization, importation, and/or exportation of one or more Target Compounds, Licensed Compounds and/or Licensed Products and/or Diagnostics for any of the foregoing, provided that Background Know-How does not include Exscientia Platform Technology, BMS Compound Know-How or Collaboration Know-How. Without limiting the foregoing, Background Know-How includes all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information and all instrumentation, devices, biological materials, assays, and constructs that are (a) Controlled by Exscientia and/or its Affiliates as of the Effective Date or during the Term and (b) relate to Collaboration Targets, Target Compounds, Licensed Compounds or Licensed Products (including composition(s), formulation(s), and method(s) of use, manufacture, preparation and administration) and/or Diagnostics for any of the foregoing. Subject to and to the extent as provided in Section 17.8, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate’s acquisition of Exscientia in a Change of Control Transaction.

1.9               “Background Patents” means any and all Patents that are (a) Controlled by Exscientia and/or its Affiliates as of the Effective Date or during the Term; (b) do not claim any Collaboration Inventions; and (c) claim an invention that is necessary or reasonably useful for the discovery, research, Development, manufacturing, use, sale, Commercialization, importation, and/or exportation of one or more Target Compounds, Licensed Compounds and/or Licensed Products and/or Diagnostics for any of the foregoing, provided that Background Patents does not include Exscientia Platform Patents or BMS Compound Patents.

1.10           “Bankrupt Party” has the meaning set forth in Section 17.3(a).

1.11           “Base Royalty Rate” has the meaning set forth in Section 8.5(b).

1.12           “Biosimilar Product” means, on a country-by-country basis, with respect to a Licensed Product, any product that (a) has received all Regulatory Approvals in such country to market and sell such product as a pharmaceutical product; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of BMS or any of its Affiliates, licensees or sublicensees with respect to such product; and (c) is approved (i) as a “biosimilar” or “interchangeable” (in the United States) of such Licensed Product, (ii) as a “similar biological medicinal product” (in the EU) with respect to which such Licensed Product is the “reference medicinal product” or (iii) if not the US or EU, as the foreign equivalent of a “biosimilar,” “interchangeable,” or “similar biological medicinal product” of such Licensed Product. Biosimilar Products do not include any Licensed Products licensed, marketed, sold, manufactured, or produced by BMS, its Affiliates or Sublicensees.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.13           “BMS Claims” has the meaning set forth in Section 15.1.

1.14           “BMS Collaboration Invention” means a Collaboration Invention that is invented solely by BMS and/or its employees, agents, consultants and/or contractors, with inventorship determined in accordance with U.S. patent law.

1.15           “BMS Collaboration IP” means the BMS Collaboration Know-How and the BMS Collaboration Patents.

1.16           “BMS Collaboration Know-How” means Collaboration Know-How that is discovered, generated, created or conceived solely by BMS and/or its employees, agents, consultants and/or contractors.

1.17           “BMS Collaboration Patents” means Collaboration Patents that claim a BMS Collaboration Invention.

1.18           “BMS Compound” means (a) any Compound that is provided by or on behalf of BMS to Exscientia for use in the Research Program, and (b) any Compound that is discovered, generated, created or conceived by Exscientia that is a derivative, fragment, modification, analog, homolog, salt, free acid/base, clathrate, chelate, conformer, congener, solvate, anhydride, hemi-hydrate, hydrate, ester, isomer, enantiomer, racemate, non-crystalline form, crystalline form, polymorphic form, prodrug, metabolite, isotopic or radiolabeled equivalent, conjugate, complex, or mixture of any Compound falling within the scope of clause (a).

1.19           “BMS Compound IP” means the BMS Compound Know-How and the BMS Compound Patents.

1.20           “BMS Compound Know-How” means Information that is Controlled by BMS or any of its Affiliates as of the Effective Date or during the Term that relates specifically to the BMS Compounds.

1.21           “BMS Compound Patents” means any and all Patents that are Controlled by BMS or any of its Affiliates as of the Effective Date or during the Term that Cover one or more BMS Compounds.

1.22           “BMS Indemnitees” has the meaning set forth in Section 15.1.

1.23           “BMS Licensed IP” means the BMS Collaboration Know-How, the BMS Collaboration Patents and BMS’ and its Affiliates’ rights in the Joint Collaboration Know-How and the Joint Collaboration Patents and the BMS Materials (excluding, for the avoidance of doubt, any BMS Compound IP).

1.24           “BMS Materials” means any tangible materials and reagents (including without limitation, cell lines and Compounds) provided by or on behalf of BMS to Exscientia for use in the Research Program.

1.25           “BMS Provided IP” has the meaning set forth in Section 7.3(b).

1.26           “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or London, England are required by Applicable Law to remain closed.

1.27           “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.28           “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.29           “Change of Control Transaction” means, with respect to a Party:

(a)                the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of such Party (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors of such Party (the “Outstanding Voting Securities”); provided, however, that for the purposes of this sub-Section (a), the following acquisitions of securities of such Party shall not constitute a Change of Control Transaction of such Party: (x) any acquisition by such Party, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled by such Party or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (a) of this definition;

(b)                the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c)                a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.30           “Claim” has the meaning set forth in Section 15.3.

1.31           “Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product.

1.32           “Collaboration Inventions” means inventions that are invented in the performance of the Research Program or any other activity under this Agreement, either (a) solely by one Party and/or any of its employees, agents, consultants and/or contractors, or (b) jointly by Exscientia and BMS and/or any of their respective employees, agents, consultants and/or contractors, with inventorship determined in accordance with U.S. patent law.

1.33           “Collaboration IP” means the Collaboration Know-How and the Collaboration Patents.

1.34           “Collaboration Know-How” means all Information that is discovered, generated, created or conceived in the performance of the Research Program or any other activity under this Agreement, either (a) solely by one Party and/or any of its employees, agents, consultants and/or contractors, or (b) jointly by Exscientia and BMS and/or any of their respective employees, agents, consultants and/or contractors.

1.35           “Collaboration Patents” means Patents that claim any Collaboration Inventions.

1.36           “Collaboration Targets” means the Initial Collaboration Targets, the Additional Targets, any Replacement Target and any Variant of any of the foregoing.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.37           “Combination Product” means a Licensed Product that includes at least one additional active pharmaceutical ingredient (whether coformulated or copackaged) that is not a Licensed Compound, and other than a device. Pharmaceutical dosage form vehicles, buffers, diluents, adjuvants, excipients and similar inert materials shall not be deemed to be “active ingredients”, except in the case where such vehicle, buffer, diluent, adjuvant, excipient or similar inert material is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.38           “Commercialization” means any and all activities directed to the commercialization of a product (which may include related Diagnostics, if applicable), including commercial manufacturing and commercial supply of a product, marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering and commercially selling such product, importing, exporting and transporting such product for commercial sale, and seeking of pricing and reimbursement of a product (if applicable), whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product (or related Diagnostic, if applicable)), as well all regulatory compliance with respect to the foregoing. Commercialization shall include commercial activities conducted in preparation for the launch of a Licensed Product. “Commercialize”, “Commercialized” and “Commercializing” shall have their correlative meanings.

1.39           “Commercialization Wind-Down Period” has the meaning set forth in Section 13.7(e).

1.40           “Committee” has the meaning set forth in Section 2.1(d).

1.41           “Compound” means any nucleic acid, antibody, biologic, chemical compound, small molecule or other molecule.

1.42           “Confidential Information” means, with respect to a Party, and subject to Section 12.1, all non-public Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.

1.43           “Control” or “Controlled” means, with respect to any material, Information or Intellectual Property Right, that a Party and/or its Affiliates owns or has a license or sublicense to such material, Information or Intellectual Property Right and has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such material, Information or Intellectual Property Right as provided for in this Agreement without violating the terms of any agreement or other arrangement with, or obligation to, any third party in existence as of the time such Party and/or any Affiliate(s) of such Party would first be required to provide, license, sublicense or assign to the other Party such material, Information or Intellectual Property Right.

1.44           “Cover”, “Covered” or “Covering” means, with respect to (a) a claim of a Patent and (b) a Compound or product, that the research, development, making, having made, using, offering for sale, selling, having sold, commercializing, importing, and/or exporting of such Compound or product would infringe a Valid Claim of such Patent as issued, or in the case of a patent application, evaluating the Valid Claims thereof for infringement as though they were issued as of the date of such evaluation, in the absence of a license under or ownership of such Patent. For the avoidance of doubt a claim of a Patent that claims a Compound or product as a composition of matter, any formulation of such Compound or product, any process of making such Compound or product, any method of using such Compound or product or any administration of such Compound or product, is a claim that Covers such Compound or product.

1.45           “Data Package Disclosure” has the meaning set forth in Section 14.3(a).

1.46           “Defend and/or Enforce” or “Defense and/or Enforcement” means, with respect to a Patent, any and all activities related to defending and/or enforcing a Patent in any action or proceeding by or against a Third Party. For clarity, Defense and/or Enforcement includes, for example, filing a complaint or counterclaim, providing any response to a complaint or counterclaim, and controlling activities in any infringement action or declaratory judgment action relating to infringement, validity, and/or enforceability of a Patent, providing any response to and controlling activities in any inter partes reexamination, inter partes review, opposition, or other inter partes proceeding, and controlling activities in any related appeals. Defense and/or Enforcement also includes all activities delegated to the reference product sponsor under 42 U.S.C. § 262(l) or analogous provision and all analogous activities in all jurisdictions.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.47           “Development” means any and all (a) research activities (including drug discovery, identification or synthesis) with respect to a product (which may include related Diagnostics, if applicable), or (b) preclinical and clinical development activities, and other development activities, with respect to a compound or product (which may include related Diagnostics, if applicable), including test method development and stability testing, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing, quality assurance/quality control, clinical trials, statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining, maintaining and/or expanding a Regulatory Approval. For clarity, Development shall include any Phase 4 Clinical Trials, for example, studies that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval). “Develop”, “Developed” and “Developing” shall have their correlative meanings.

1.48           “Development Candidate” means, for a given Collaboration Target, each Licensed Compound that the JSC determines has achieved the Development Candidate Criteria for such Collaboration Target.

1.49           “Development Candidate Criteria” means with respect to a Licensed Compound, the criteria agreed to by the JSC that demonstrate that such Licensed Compound is ready to advance to IND-enabling, GLP Toxicology Studies, and such criteria shall include the minimum criteria set forth on Exhibit C.

1.50           “Development Candidate Data Package” means a written data package that is submitted to the JSC by Exscientia as support that a Licensed Compound has met the applicable Development Candidate Criteria and that contains all the items and materials set forth in Exhibit L.

1.51           “Diagnostic” means a product, which can comprise reagents, instruments, and systems, intended for use in disease identification, prognosis, disease monitoring, monitoring for dosage adjustments or treatment selection/prediction, including a determination of the state of health, in order to cure, mitigate, treat or prevent disease or sequelae. Without limiting the foregoing, Diagnostics shall include “Companion Diagnostics” and “Complementary Diagnostics” for a pharmaceutical product as defined in FDA’s “Guidance for Industry and Food and Drug Administration Staff - In Vitro Companion Diagnostic Devices”.

1.52           “Diligent Efforts” means, with respect to BMS’ obligations or tasks under this Agreement to Develop or Commercialize a Product, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices devoted by BMS for the research, development, manufacture or commercialization of a pharmaceutical Licensed Product owned by it (or to which it has exclusive rights) at a similar stage of development or commercialization and of similar market potential, profit potential and strategic value, based on conditions then prevailing. Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, Licensed Product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the Licensed Product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors. “Diligent Efforts” means, with respect to Exscientia’s obligations or tasks under this Agreement (including its obligations with respect to the conduct of the Research Program), the carrying out of such obligations or tasks with a level of effort and resources consistent with the level of efforts and resources typically used by other development-stage biotechnology companies that are engaged in the discovery, research and validation of Targets and the discovery and Development of Compounds or products as therapeutics in the exercise of commercially reasonable business practices for a similar obligation or task.

1.53           “Disclosing Party” has the meaning set forth in Section 12.1.

1.54           “Dollar” or “$” means the lawful currency of the United States.

1.55           “Drug Delivery Device” means a drug delivery device for the administration of the Product.

1.56           “Effective Date” has the meaning set forth in the preamble.

1.57           “EMA” means the European Medicines Agency and any successor agency thereto.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.58           “EMA Approval” means either (a) receipt of Regulatory Approval by the EMA of an MAA filed with the EMA for the applicable Licensed Product under the centralized EMA filing procedure, or (b) if the centralized EMA filing procedure is not used, receipt of Regulatory Approval for the applicable Licensed Product in three (3) of the Major European Countries and, where applicable, receipt of pricing and reimbursement approvals, for the applicable Licensed Product.

1.59           “EU” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto. For clarity, the United Kingdom shall be considered part of the EU in all situations for all purposes for the entire term of this Agreement.

1.60           “Ex-US Product Specific Patents” means those Product Specific Patents that are not Joint Collaboration Patents and that are issued or pending in any country or region other than the U.S.

1.61           “Excluded Target” means any Target that is designated by Exscientia in writing as being an Excluded Target in accordance with Section 3.3 based on such Target being, at the time of such designation, (a) subject to Third Party rights or obligations to Third Parties under an agreement between Exscientia or its Affiliates and a Third Party with respect to such Target, or (b) subject to an active bona fide internal research and development program of Exscientia or its Affiliates directed against such Target.

1.62           “Executive Officers” means (a) with respect to Exscientia, Exscientia’s Chief Executive Officer and (b) with respect to BMS, any senior executive who reports directly to BMS’ Executive Vice President, Research and Early Development or Executive Vice President, Chief Medical Officer (or the officer or employee of BMS then serving in a substantially equivalent capacity) or his or her designee.

1.63           “Expert” means a mutually acceptable, independent, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter, possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s former employers) shall not be or have been at any time an Affiliate, employee, consultant (during the previous five (5) years), officer or director of either Party or any of its Affiliates.

1.64           “Exscientia Claims” has the meaning set forth in Section 15.2.

1.65           “Exscientia Collaboration IP” means the Exscientia Collaboration Know-How and the Exscientia Collaboration Patents.

1.66           “Exscientia Collaboration Know-How” means Collaboration Know-How that is discovered, generated, created or conceived solely by Exscientia and/or its employees, agents, consultants and/or contractors.

1.67           “Exscientia Collaboration Invention” means a Collaboration Invention that is invented solely by Exscientia and/or its employees, agents, consultants and/or contractors, with inventorship determined by U.S. patent law.

1.68           “Exscientia Collaboration Patents” means Collaboration Patents that claim any Exscientia Collaboration Invention.

1.69           “Exscientia Indemnitees” has the meaning set forth in Section 15.2.

1.70           “Exscientia Materials” means all tangible materials in the possession or Control of Exscientia and/or its Affiliate(s) as of the Effective Date or during the Research Term that are necessary or reasonably useful for the Development, manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products, excluding any tangible materials included in the Exscientia Platform Technology or the Exscientia Platform IP. For the avoidance of doubt, Exscientia Materials exclude Licensed Compounds.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.71           “Exscientia Licensed IP” means the Exscientia Licensed Know-How and the Exscientia Licensed Patents. For clarity, Exscientia Licensed IP does not include any Exscientia Platform IP.

1.72           “Exscientia Licensed Know-How” means the Background Know-How, the Exscientia Collaboration Know-How, Exscientia’s and its Affiliates’ rights in the Joint Collaboration Know-How and the Exscientia Materials. For clarity, Exscientia Licensed Know-How does not include any Exscientia Platform IP.

1.73           “Exscientia Licensed Patents” means the Background Patents, the Exscientia Collaboration Patents and Exscientia’s and its Affiliates’ rights in the Joint Collaboration Patents. For clarity, Exscientia Licensed Patents does not include any Exscientia Platform Patents. As of the Effective Date, the Exscientia Licensed Patents include those listed in Exhibit A, which shall be updated from time to time by Exscientia.

1.74           “Exscientia Platform IP” means any and all Intellectual Property Rights subsisting in the Exscientia Platform Technology.

1.75           “Exscientia Platform Technology” means: (a) the proprietary coding, software, mathematical or probabilistic models that predict the likelihood of compounds being active against a specified biological target or having a particular ADMET parameter, automated design algorithms, evolutionary design algorithms, active learning algorithms, an integrated structural database, and structure-based design programs, in each case which are Controlled by Exscientia (and/or its Affiliates) as of the Effective Date or otherwise during the Term and which comprise Exscientia’s artificial intelligence-based drug discovery platform; and (b) any enhancement, refinement, modification or improvement to any technology falling within the scope of (a) (“Exscientia Platform Technology Improvement”) regardless of whether the creator of that Exscientia Platform Technology Improvement is an employee, agent, consultant and/or contractor of Exscientia or BMS; provided, however, where the creator is an employee, agent, consultant and/or contractor of BMS such Exscientia Platform Technology Improvement must have been created by such employee, agent, consultant and/or contractor in the course of the performance of the Research Program or any other activity under this Agreement or must have been created by such employee, agent, consultant and/or contractor utilizing Confidential Information of Exscientia relating to any technology falling within the scope of clause (a) above disclosed to BMS under this Agreement.

1.76           “Exscientia PTR Patent” has the meaning set forth in Section 9.3(f).

1.77           “FD&C Act” or “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.78           “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.79           “Field” means all indications and uses, including the diagnosis, prevention, palliation, control and/or treatment of any disease, disorder or condition, and all diagnostic uses.

1.80           “First Commercial Sale” means, with respect to a Licensed Product and country, the first sale to a to a non-Related Party of such Licensed Product in such country after Regulatory Approval has been obtained in such country.

1.81           “GAAP” means generally accepted accounting principles of the U.S., consistently applied.

1.82           “Generic Product” means, with respect to a particular Licensed Product in a country, a pharmaceutical product that (a) contains the same or substantially the same active ingredient(s) as such Licensed Product, (b) is approved for use in such country by the applicable Regulatory Authority, whether approved under an NDA, an ANDA, an application under Section 505(b)(2) of the FD&C Act, or any equivalent thereof, or otherwise by a Regulatory Authority and (c) is sold in the same country as such Licensed Product by any Third Party that is not BMS, its Affiliates, or their Sublicensees and that did not purchase such product in a chain of distribution that included BMS or any of its Affiliates or their Sublicensees. For purposes of this Agreement, Biosimilar Products are Generic Products.

1.83           “GLP” means the current good laboratory practice regulations set forth at 21 CFR Part 58, as amended from time to time, and other FDA regulations and guidelines issued under 21 CFR 10.90 otherwise relating to the conduct of laboratory studies for drug products regulated by the FDA (and equivalent standards of good laboratory practice, respectively, in a jurisdiction other than the United States.)

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.84           “GLP Toxicology Study” means a pre-clinical toxicology study of a Compound that is conducted under GLP and that meets guidelines needed to file MAAs with all Regulatory Authorities where the Compound is intended to be Developed.

1.85           “GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, MHLW regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.86           “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.87           “ICC” has the meaning set forth in Section 16.2(a).

1.88           “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.89           “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical Licensed Product in humans in such jurisdiction.

1.90           “Indemnified Party” has the meaning set forth in Section 15.3.

1.91           “Indemnifying Party” has the meaning set forth in Section 15.3.

1.92           “Information” means all (a) know-how, information, business objectives, techniques, ideas, technology, practices, trade secrets, inventions (whether patentable or not), methods (including methods of use or administration or dosing), discoveries, improvements, developments, knowledge, works of authorship, experience, data, contents of laboratory notebooks, results and computer records (including pharmacological, toxicological and clinical test data and results), compositions of matter, chemical structures and formulations, sequences, plans, designs, processes, protocols, formulations, formulae, techniques, research data, reports, documents, specifications, standard operating procedures, batch records, manufacturing data, analytical and quality control data, analytical methods (including applicable reference standards), assays and research tools, full batch documentation, packaging records, results or descriptions, in each case, whether patentable or not and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.93           “Initial Collaboration Targets” means [****] and [****].

1.94           “Insolvency Event” has the meaning set forth in Section 13.5.

1.95           “Intellectual Property Rights” means (a) Information, copyrights, Patents, database rights and rights in trade marks, and designs in each case whether registered or unregistered, (b) applications for registration, and the right to apply for registration, for any of these rights, and (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

1.96           “JNDA” means a new drug application filed with the MHLW required for marketing approval for the applicable Licensed Product in Japan.

1.97           “JNDA Approval” shall be achieved upon receiving Regulatory Approval of a JNDA by the MHLW and, where applicable, receipt of pricing and reimbursement approvals, for the applicable Licensed Product in Japan.

1.98           “Joint Collaboration Invention” means any and all inventions that are invented jointly by or on behalf of both Parties and/or their respective Affiliates in connection with the Research Program or any other activity under this Agreement, with inventorship determined in accordance with U.S. patent laws.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.99           “Joint Collaboration Know-How” means Collaboration Know-How that is discovered, generated, created or conceived jointly by Exscientia and BMS and/or their respective employees, agents, consultants and/or contractors.

1.100        “Joint Collaboration Patent” means a Collaboration Patent that claims a Joint Collaboration Invention.

1.101        “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.1(a).

1.102        “Lead Optimization Criteria” means, with respect to a Licensed Compound, the criteria set forth in the Research Plan, which criteria may be further refined for each Collaboration Target by the JSC.

1.103        “Lead Optimization Data Package” means a written data package that is submitted to the JSC by Exscientia as support that a Licensed Compound has met the applicable Lead Optimization Criteria and that contains all the items and materials set forth in Exhibit K.

1.104        “Licensed Compound” means (1) any Compound Controlled by Exscientia or any of its Affiliates as of the Effective Date or during the Term that (a) is a Target Compound (excluding the BMS Compounds); (b) is claimed as a composition of matter in a Patent Covering a Target Compound, regardless of whether such Compound itself is a Target Compound, including all Compounds in a Markush group that includes a Target Compound; (c) a derivative, fragment or modification of any Compound falling within the scope of clause (a) or (b); (d) an analog or homolog of any Compound falling within clause (a), (b) or (c); (e) a salt, free acid/base, clathrate, chelate, conformer, congener, solvate, anhydride, hemi-hydrate, hydrate, ester, isomer, enantiomer, racemate, non-crystalline form, crystalline form or polymorphic form of any Compound falling within the scope of clause (a), (b), (c) or ; (d); or (f) a prodrug, metabolite, isotopic or radiolabeled equivalent, conjugate, complex, or mixture of any Compound falling within the scope of clause (a), (b), (c), ; (d) or (e) and (2) any BMS Compound.

1.105        “Licensed Compound Data Package” means all data, results, and information related to testing and studies of the Licensed Compounds (including analytical test results and non-clinical pharmacology and safety data) in the possession of Exscientia to the extent such data, results and/or information are necessary or reasonably useful for the conduct of the Research Program and/or the continued Development and Commercialization of Licensed Products.

1.106        “Licensed Product” means any pharmaceutical product containing a Licensed Compound as an active ingredient (alone or with other active ingredients), in all forms, presentations, formulations, methods of administration and dosage forms.

1.107        “Liens” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any license or other rights granted to Third Parties under any of the Exscientia Licensed IP that do not conflict with or otherwise limit the rights granted to BMS under this Agreement).

1.108        “MAA” means an application for Regulatory Approval for a Licensed Product in a country or region of the Territory. MAAs include NDAs and JNDAs.

1.109        “MAA Approval” means receipt of Regulatory Approval by the applicable Regulatory Authority for a Licensed Product and, where applicable, receipt of pricing and reimbursement approvals, for the applicable Licensed Product.

1.110        “Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.111        “Major Market” means the United States, the Major European Countries and Japan.

1.112        “MCOs” means pharmacies, managed health care organizations, group purchasing organizations, large employers, long-term care organizations, formularies, insurers, government agencies and programs (e.g., Medicare and the VHA and other federal, state and local agencies), or similar organizations.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.113        “MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.114        “NDA” means a New Drug Application (or for purposes of this Agreement, a Biologics License Application, if applicable), for which Regulatory Approval by the FDA is required to market a Licensed Product in the U.S.

1.115        “NDA Approval” shall be achieved upon receiving Regulatory Approval of a NDA by the FDA for the applicable Licensed Product in the U.S.

1.116        “Net Sales” means the gross amount invoiced in arms-length transactions by a Related Party(ies) from or on account of the sale of Licensed Products less the sum of the following:

(a)                credits or allowances, if any, for price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt (provided that such amount (i) shall not exceed three percent (3%) of gross sales of Licensed Products, and (ii) if the debt is later paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid);

(b)                import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), to the extent not reimbursed by a non-Related Party;

(c)                insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Licensed Product to such non-Related Parties, to the extent not reimbursed by a non-Related Party;

(d)                discounts (including trade, quantity and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any non-Related Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and MCOs (and other similar entities and institutions));

(e)                rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to non-Related Parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and MCOs (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of a Licensed Product;

(f)                 in the case where a Drug Delivery Device is sold with or for use with Product, either (i) in the case where a Licensed Product is sold with the Drug Delivery Device (i.e., not separately), 150% of the manufacturing cost for such Drug Delivery Device sold with such Licensed Product or (ii) if such Drug Delivery Device is sold separately from the Licensed Product by a Related Party, the gross invoice price of such Drug Delivery Device; and

(g)                in the case where a Drug Delivery Device is sold with or for use with Product, the royalties actually paid to Third Parties in connection with such sale of such Drug Delivery Device with or for use with such Licensed Product (including royalties payable on sales of Product).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Licensed Products except as permitted pursuant to clauses (a) to (f) of the foregoing sentence; provided that, Licensed Products transferred to non-Related Parties in connection with clinical and non-clinical research and trials, Licensed Product samples, compassionate sales or use, or an indigent program or similar bona fide arrangements in which a Related Party agrees to forego a normal profit margin for good faith business reasons shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor.

Such amounts shall be determined from the books and records of the Related Party.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least Quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Licensed Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party, unless such Related Party is an end-user of such Product. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Related Party, Net Sales shall include the fair market value of such additional consideration for such sale or disposition of Licensed Products. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, (ii) sales to a Third Party wholesaler or similar distributor, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Sublicensee; and (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product.

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the Related Party(ies) shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Licensed Product containing only the applicable Licensed Compound, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other active pharmaceutical ingredients in the combination if sold separately for the same dosage as contained in the Combination Product. All net selling prices of the elements of such end-user Licensed Product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Licensed Product (containing only the applicable Licensed Compound and no other active ingredients) or any one or more of the active ingredients included in such Licensed Product are made during the accounting period in which the sale was made or if net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Licensed Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.117        “Patent” means (a) all patents and patent applications, including provisional patent applications; (b) all patent applications filed from or claiming priority to such patents or patent applications, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) all patent applications claiming priority to the same application as the foregoing patents and patent applications in (a) or (b); (d) all patents that have issued or in the future issue from the foregoing patent applications in (a), (b) and (c), including utility models, petty patents and design patents and certificates of invention; (e) all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) (c) and (d); and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.118        “Patent Contact” has the meaning set forth in Section 2.3.

1.119        “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.120        “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product, the principal purpose of which is to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of such Licensed Product for a particular indication or indications and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.

1.121        “Phase 2 Clinical Trial” means (a) a Phase 2a Clinical Trial or (b) a controlled Clinical Trial of a Licensed Product, the principal purpose of which is to evaluate the effectiveness of such Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such Licensed Product, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.

1.122        “Phase 2a Clinical Trial” means a Clinical Trial of a Licensed Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trial(s) and/or other Phase 2a Clinical Trial(s) in order to confirm the optimal manner of use of such Licensed Product (dose and dose regimens) and to better determine safety and efficacy.

1.123        “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product on sufficient numbers of patients with the disease or condition under study that is designed to establish that such Licensed Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, and to support Regulatory Approval of such Licensed Product or label expansion of such Product as described in 21 C.F.R. 312.21(c), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.. For purposes of this Agreement, ‘initiation’ of a Phase 3 Clinical Trial for a Licensed Product means the first dosing of such Licensed Product in a human subject in a Phase 3 Clinical Trial.

1.124        “Phase 4 Clinical Trial” means a Clinical Trial of a Licensed Product that (a) is not required for receipt of Regulatory Approval for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval). Phase 4 Clinical Trials may include trials or studies conducted in support of pricing/reimbursement approval, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored Clinical Trials and health economics studies but excludes clinical trials conducted for the purposes of label expansion.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.125        “Prior CDA” means the Mutual Confidentiality Agreement entered into by Celgene Corporation (which is an Affiliate of BMS) and Exscientia, having an effective date of January 30, 2018 and as amended by the Amendment to Mutual Confidentiality Agreement having an effective date of September 14, 2020.

1.126        “Product Specific Patent” means (a) any Background Patent, Exscientia Collaboration Patent, or Joint Collaboration Patent (b) that Covers one or more Licensed Compounds and/or one or more Licensed Products; provided that Product Specific Patent does not include any Exscientia Platform IP or any BMS Compound Patent.

1.127        “Prosecute” or “Prosecution” means, with respect to a Patent, any and all activities related to procuring Patent rights and/or maintaining a Patent in any ex parte proceeding. For clarity, Prosecution includes, for example, preparing, drafting, filing, and prosecuting a Patent; controlling activities relating to procuring patent term adjustments based on patent prosecution activities; controlling activities relating to reissues, ex parte reexaminations, ex parte reviews, and other ex parte proceedings; timely paying any maintenance fees consistent with the obligations of this Agreement; and controlling activities in any related appeals. Prosecution does not include any patent term restorations that are not based on patent prosecution activities or any Defense or Enforcement activities.

1.128        “Publication” has the meaning set forth in Section 12.4.

1.129        “Receiving Party” has the meaning set forth in Section 12.1.

1.130        “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a Licensed Product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including any pricing and reimbursement approvals.

1.131        “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority, including the FDA, the EMA in the EU and the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them) as the case may be in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval (including pricing and reimbursement approval, if applicable) for, a pharmaceutical or Diagnostic, as applicable, in such country or region.

1.132        “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably useful in order to Develop, manufacture or Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, JNDAs and NDAs.

1.133        “Related Party” shall mean BMS and its Affiliates and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Licensed Products. For clarity, Related Party shall not include any distributors (other than Sublicensees), wholesalers or the like unless such entity is an Affiliate of BMS.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.134        “Replacement Target” has the meaning set forth in Section 3.3(c).

1.135        “Research Plan” has the meaning set forth in Section 3.2(a).

1.136        “Research Program” has the meaning set forth in Section 3.1(a).

1.137        “Research Term” has the meaning set forth in Section 3.1(e).

1.138        “Royalty Term” has the meaning set forth in Section 8.5(f).

1.139        “Safety Reason” means it is BMS’ or any Affiliate’s or Sublicensee’s reasonable belief that based upon an analysis of the existing information at any time, that the medical risk/benefit of a Licensed Compound or Licensed Product is sufficiently unfavorable as to be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize it, which Safety Reason (including a summary of the data supporting such reason) shall be disclosed to Exscientia.

1.140        “SEC” means the U.S. Securities and Exchange Commission.

1.141        “Subcontractor Agreement” has the meaning set forth in Section 3.9.

1.142        “Sublicensee” means any Third Party granted a sublicense by BMS under Section 7.2 hereof to the rights licensed to BMS hereunder or to which BMS otherwise grants the right to promote and sell a Licensed Product in the Territory, but excluding wholesalers (or similar distributor) based on a wholesaler (or similar distributor) arrangement for the sale of Licensed Product (even if such wholesaler (or similar distributor) is granted a right or license to sell a Product).

1.143        “Target” means a protein or polypeptide, including all variants thereof, any nucleic acid sequence (DNA or RNA) corresponding with such protein or polypeptide and any specific protein that is identified by a GenBank protein accession number or by its amino acid sequence and coded by a genetic locus. A Target may be a non-coding RNA, a specific RNA precursor or potentially an alternative biologically relevant molecule.

1.144        “Target Compound” means any Compound that binds to, modulates, is designed to bind to, or is designed to modulate a Collaboration Target.

1.145        “Term” has the meaning set forth in Section 13.1.

1.146        “Terminated Compounds” has the meaning set forth in Section 13.7(a).

1.147        “Terminated Products” has the meaning set forth in Section 13.7(a)

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.148        “Terminated Target” has the meaning set forth in Section 13.7(a).

1.149        “Termination Notice” has the meaning set forth in Section 13.3(a).

1.150        “Territory” means all countries of the world.

1.151        “Third Party” means any Person other than Exscientia or BMS or an Affiliate of either of Exscientia or BMS.

1.152        “Third Party Costs” means non-routine out-of-pocket costs and expenses incurred by Exscientia (i.e., payments to be made by Exscientia to Third Parties) in conducting the Research Program. Third Party Costs may include, for example, animals to be used specifically in the Research Program or studies performed by outside (sub)contractors, but shall not include routine laboratory supplies and applicable overhead costs.

1.153        “Third Party License Agreements” means any agreement existing on or after the Effective Date between Exscientia (and/or any Affiliate of Exscientia) and any Third Party, pursuant to which such Third Party licenses to Exscientia or any Affiliate of Exscientia any Patents or Information that (a) are Controlled by Exscientia and/or any Affiliate of Exscientia and necessary or reasonably useful for the discovery, research, Development, Manufacturing, use, sale, Commercialization, importation, and/or exportation of one or more Target Compounds, Licensed Compounds, Diagnostics and/or Licensed Products; or (b) are used by or on behalf of Exscientia and/or any Affiliate of Exscientia in the performance of the Research Program or any other activity under this Agreement. Third Party License Agreements as of the Effective Date are set out in Exhibit D.

1.154        “Third Party Licensor” means a Third Party that is a party to a Third Party License Agreement.

1.155        “Tier 1 Compound” means a Licensed Compound: (a) for which BMS took over the Development after such Licensed Compound met the Lead Optimization Criteria but before it was developed by Exscientia and met the Development Candidate Criteria; or (b) that did not meet either (or both of) the Lead Optimization Criteria or the Development Candidate Criteria but was nevertheless advanced into Clinical Trials by BMS.

1.156        “Tier 2 Compound” means a Licensed Compound for which BMS took over the Development after such Licensed Compound was developed by Exscientia and met the Development Candidate Criteria.

1.157        “[****]” means [****].

1.158        “[****]” means [****].

1.159        “[****]” means [****].

1.160        “U.S.” means the United States of America and its territories, districts and possessions.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.161        “Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that (x) Valid Claim shall exclude any such pending claim in an application that has not been granted within five (5) years following the earliest priority filing date for such application and (y) Valid Claim shall exclude any such pending claim that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined by arbitration pursuant to Section 16.2 with the/each arbitrator being an attorney having appropriate expertise in patent law, in the event that the Parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim), in either case of (x) or (y) unless and until such claim is granted, at which time the claim may be a Valid Claim under (a).

1.162        “Variant” means, with respect to a Collaboration Target, any and all naturally occurring mutations, isoforms, complements, alternative sequences thereof, and fragments or peptides thereof, including post-translational modifications thereof.

1.163        “Violation” means that a Party or any of its Affiliates, or any of its or their respective officers or directors, or any other its personnel (or other permitted agents of such Party performing activities hereunder, including Third Party subcontractors and their respective officers and directors) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c), collectively, the “Exclusions Lists”).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2.      GOVERNANCE

2.1               Joint Steering Committee.

(a)                Establishment of JSC. Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee with the roles set forth in Section 2.1(c) (the “Joint Steering Committee” or “JSC”). Each Party will initially appoint three (3) voting representatives to the JSC plus one Alliance Manager to serve as a non-voting representative on the JSC. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Exscientia and BMS. The JSC membership and procedures are further described in this Section 2.1. Each Party may at any time appoint different JSC representatives by written notice to the other Party.

(b)                Membership of JSC. Each of Exscientia and BMS will designate representatives with appropriate expertise to serve as members of the JSC. Employees or consultants of a Party who are not representatives of such Party on the JSC may attend meetings of the JSC with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 12.

(c)                Role of JSC. The JSC will be responsible for:

(i)                 overseeing the Research Program, and for approving changes and updates to the Research Plan;

(ii)               monitoring, reviewing and recording the progress of the Research Program;

(iii)             facilitating the prosecution of the Product Specific Patents in accordance with Article 9 below;

(iv)              reviewing the Reserved Target List regularly and, in any event, at least once every six (6) months until the date that is three (3) calendar years after the Effective Date;

(v)                approving a Target as an Additional Target and a Reserved Target as a Replacement Target;

(vi)              if necessary, further refining the Lead Optimization Criteria for each Collaboration Target;

(vii)            reviewing whether a given Licensed Compound has successfully achieved the Lead Optimization Criteria;

(viii)          in respect of a Collaboration Target where no Licensed Compound has achieved the Lead Optimization Criteria, discussing whether any of those Licensed Compounds are likely to achieve the Lead Optimization Criteria and whether Exscientia should cease development of those Licensed Compounds;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ix)              reviewing each Lead Optimization Data Package and discussing whether any further information is required for that Lead Optimization Data Package to be complete;

(x)                agreeing upon the Development Candidate Criteria for a Licensed Compound, which must include the minimum criteria set forth on Exhibit C and thereafter further refining the Development Candidate Criteria as needed;

(xi)              reviewing whether a given Licensed Compound has successfully achieved the Development Candidate Criteria;

(xii)            reviewing each Development Candidate Data Package and discussing whether any further information is required for that Development Candidate Data Package to be complete;

(xiii)          sharing of results under the Research Program;

(xiv)          establishing a procedure for the Parties’ publication of results of the Research Program;

(xv)            reviewing (through the Patent Contacts) patent applications claiming Licensed Compounds or Licensed Products prior to filing;

(xvi)          establishing subcommittees with an equal number of members from each Party that will report to the JSC to further the objectives of the Research Program (each a “Subcommittee”); and

(xvii)        resolving disputes that arise in any Subcommittee established by the JSC.

(d)                Decisions. Decisions of the JSC and each Subcommittee (each, a “Committee”) shall be made by consensus, provided that if the Committee is unable to reach consensus with respect to any such decision, the disputed matter will be subject to the dispute resolution mechanism set forth in Section 2.1(f).

(e)                Lead Optimization Criteria and Development Candidate Criteria. BMS, acting reasonably and in good faith, shall decide whether a Lead Optimization Data Package and a Development Candidate Data Package for a Licensed Compound are complete and whether the Lead Optimization Criteria and the Development Candidate Criteria for a Licensed Compound are met. In order to assist BMS in deciding whether the applicable Lead Optimization Criteria and the applicable Development Candidate Criteria for a Licensed Compound have been met, Exscientia shall deliver a Lead Optimization Data Package or a Development Candidate Data Package for such Licensed Compound (as applicable) as soon as practicable after a written request for the relevant Lead Optimization Data Package or a Development Candidate Data Package by BMS. BMS shall decide whether the Lead Optimization Criteria or the Development Candidate Criteria (as applicable) for a Licensed Compound are met within sixty (60) days of receipt of the completed Lead Optimization Data Package or Development Candidate Data Package.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f)                 Dispute Resolution. In the case where the Committee is unable to reach a decision by consensus within fifteen (15) days of a matter first being voted upon by the Committee, if the Committee is a Subcommittee, the disputed matter shall then be immediately referred to the JSC for further review and resolution, and if it is not resolved by the JSC or if the Committee is the JSC in the first instance, the disputed matter shall then be immediately referred to Alliance Managers for further review and resolution, and if such disputed matter is not resolved by the Alliance Managers within ten (10) days of being referred to them, such disputed matter shall be immediately referred to the Executive Officers for each Party (or their designees) for resolution within fifteen (15) days. If, after such efforts, the Parties are unable to resolve such disputed matter, such Executive Officer of BMS (or his or her designee) shall have the final decision-making authority to decide the disputed matter; provided, however, BMS may not use its final decision-making authority to (i) require Exscientia to violate any Applicable Law or any agreement it may have with any Third Party, (ii) amend the terms and conditions of this Agreement, (iii) require Exscientia to incur any additional out-of-pocket costs (other than routine laboratory supplies) in the conduct of the Research Program beyond Third Party Costs contemplated or required by the Research Plan, (iv) require Exscientia to conduct any activities outside the scope of the Research Program with respect to Collaboration Targets and the discovery, research, production, manufacture or pre-clinical development of Target Compounds, (v) require Exscientia to take any action that would be reasonably likely to result in the infringement or misappropriation of Third Party Intellectual Property Rights; or (vi) require Exscientia to provide any Exscientia Platform Technology or Exscientia Platform IP to BMS. For clarity, BMS shall have final decision-making authority with respect to the achievement of Lead Optimization Criteria and Development Candidate Criteria and with respect to whether a Lead Optimization Data Package and a Development Candidate Data Package are complete.

(g)                JSC Meetings. The JSC will hold meetings at such times and places as the Parties may determine. The JSC will meet at least once every Calendar Quarter during the Research Term and the JSC will meet semi-annually thereafter unless the Parties agree otherwise. At least one (1) of the meetings of the JSC each Calendar Year shall be in person. The other meetings of the JSC in a Calendar Year need not be in person and may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings.

(h)                Discontinuation of JSC. The JSC will dissolve on the date the Research Term ends unless dissolved earlier by mutual written agreement of the Parties. Upon dissolution of the JSC, the JSC shall have no further roles or responsibilities under this Agreement, and the JSC shall be replaced by designees of each Party (who may be the Alliance Manager) that shall serve as a forum for the Parties for the purposes of the exchange of information and to update Exscientia on the progress of the Development and Commercialization of Licensed Products. Any subcommittees and working groups established by the JSC in connection with the Research Program will dissolve at the same time the JSC dissolves.

(i)                 Limitations on Authority of the JSC. The JSC will have solely the roles and responsibilities assigned to it in this Article 2. The JSC will have no authority to amend, modify or waive compliance with this Agreement. For avoidance of doubt, the JSC will have no authority to amend, modify or limit BMS’ final decision-making authority with respect to the Development and Commercialization of any Licensed Compound or Licensed Product as set forth in this Agreement. The JSC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2.2               Alliance Managers. Each of the Parties will appoint one representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”). The Alliance Managers will serve as non-voting representatives on the JSC. The primary role of the Alliance Manager is to manage and progress the Research Program. The Alliance Managers will be responsible for preparing and circulating an agenda in advance of each JSC meeting, conducting the JSC meeting and promptly preparing meeting minutes to be approved of by both Parties. An Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC. Each Alliance Manager also will:

(i)                 provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JSC is no longer constituted;

(ii)               plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications;

(iii)             take responsibility for ensuring that JSC activities, such as the conduct of required JSC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed; and

(iv)              be the point of first referral in all matters of conflict resolution.

2.3               Patent Contacts. Each Party will designate patent counsel representatives who will be responsible for coordinating the patent related activities between the Parties and in accordance with Article 9 (each a “Patent Contact”). The Patent Contacts will be the primary point of contact for the Parties regarding intellectual property-related activities and matters (including matters related to “freedom to operate” and analyses) contemplated by this Agreement and will facilitate all such activities and matters hereunder, including with respect to the Prosecution of Patents as contemplated in Article 9. Each Party will designate its initial Patent Contact within thirty (30) days following the Effective Date and will promptly thereafter provide to the other Party the contact information for that Party’s Patent Contact. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor. Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact.

3.      RESEARCH PROGRAM

3.1               Research Program and Research Term.

(a)                The Parties shall collaborate in carrying out a research program to discover, research and develop Target Compounds for the Collaboration Targets, including conducting certain pre-clinical Development activities for Target Compounds suitable for further clinical Development for human therapeutic uses, and as part of such research program, Exscientia shall use Diligent Efforts to: (i) deliver at least one (1) Target Compound for each Collaboration Target that meets the Lead Optimization Criteria; and (ii) where BMS elects to have Exscientia continue the Development of Target Compound(s) for such Collaboration Target for BMS until there is a Target Compound that meets the Development Candidate Criteria, to deliver at least one (1) Target Compound that meets the Development Candidate Criteria (such research program being the “Research Program”). The objective of the Research Program is to identify one or more Licensed Compounds for BMS to advance into human Clinical Trials and ultimately Commercialize as one or more Licensed Products.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)                The Research Program will be conducted by each Party in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives of the Research Program. Each Party will comply with all Applicable Laws in the performance of work under this Agreement. Each Party shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under the Research Program in good scientific manner and in compliance in all material respects with the requirements of Applicable Law.

(c)                Each Party will maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Program pursuant to the Research Plan. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Program. BMS and Exscientia will cooperate with each other in carrying out the Research Program.

(d)                The Research Program will be carried out during the four (4) year period following the Effective Date (such period, as may be earlier terminated or extended by BMS pursuant to this Section 3.1(d), being the “Research Term”). BMS shall have the right to unilaterally terminate the entire Research Program on [****] months prior written notice, which shall be deemed to be the termination of this Agreement as a whole under Section 13.2(a) and therefore Section 13.7 will apply. In addition, BMS shall have the option to extend the Research Term (and the conduct of the Research Program) for up to one (1) additional one (1) year period after the initial four (4) year period. In order to exercise its option to extend the Research Term, BMS must provide Exscientia a written notice exercising BMS’ option to extend the Research Term at least [****] days prior to the scheduled expiration of the Research Term (i.e., the fourth (4th) anniversary of the Effective Date). If BMS does not provide such written notice, the Research Term will end when scheduled (i.e., on the fourth (4th) anniversary of the Effective Date).

3.2               Research Plan.

(a)                The Research Program will be carried out in accordance with a written research plan (the “Research Plan”). The initial Research Program as of the Effective Date is described in the initial Research Plan attached hereto as Exhibit B. The purpose of the Research Plan is to detail the responsibilities and activities of Exscientia and BMS with respect to carrying out the Research Program, focusing on activities to identify lead Licensed Compounds and also including activities directed toward Licensed Compounds that are backups or alternatives to such lead Licensed Compounds. The Research Plan will include a description of the specific activities to be performed by Exscientia in support of the Research Program, projected timelines for completion of such activities and, as applicable, provisions for the supply of Licensed Compounds by Exscientia to BMS. The Research Plan may include a description of the specific chemistry or chemistries to be used for the synthesis of Licensed Compounds in support of the Research Program, and/or the JSC may separately specify such chemistry or chemistries to be used. The Research Plan may include any projected Third Party Costs, which for the avoidance of doubt are the responsibility of Exscientia. If BMS has concerns regarding any specific scientist assigned to the Research Program by Exscientia, such concerns shall be communicated to the JSC for its consideration.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)                If the Research Term is extended, subject to Section 3.4, the JSC will prepare an update to the Research Plan.

(c)                Changes to the Research Plan. The Research Plan will be reviewed on a Calendar Quarter basis, or more frequently as the JSC may decide. If the JSC cannot reach consensus with respect to changes to the Research Plan, BMS shall have final decision-making authority subject to Section 2.1(f).

3.3               Designation of Collaboration Targets.

(a)                Additional Targets. BMS will have the right to designate up to [****] Targets that are on the Reserved Target List as additional Collaboration Targets (each, an “Additional Target”) by providing written notice to Exscientia. Upon designation by BMS of a Target as an Additional Target and acceptance by the JSC of such Target as an Additional Target, BMS shall pay Exscientia a target designation fee of $[****] within [****] days of such acceptance by the JSC.

(b)                Reserved Targets.

(i)                 Attached as Exhibit H is a list of Targets that BMS may select as Additional Targets or as Replacement Targets (such list, the “Reserved Target List” and each Target on the Reserved Target List, a “Reserved Target”). BMS may change the listed Reserved Targets at any time during the Research Term in accordance with and subject to the Target Review Process as set forth below.

(ii)               The Reserved Target list can include up to [****] Targets. [****] months after the Effective Date, the Reserved Target List will be reduced to [****] targets, and if there are more than [****] Reserved Targets on the Reserved Target List, BMS shall notify Exscientia in writing of the [****] that will be removed from the Reserved Target list on or prior to the date that is [****] months after the Effective Date. [****] months after the Effective Date, the Reserved Target List will be reduced to [****] targets, and if there are [****] Reserved Targets on the Reserved Target List, BMS shall notify Exscientia in writing of the [****] that will be removed from the Reserved Target list on or prior to the date that is [****] after the Effective Date. Notwithstanding the preceding sentence, all Reserved Targets will be released, and such Targets shall no longer be Reserved Targets for purposes of this Agreement, upon the first to occur of (a) the start of a Clinical Trial associated with the third Collaboration Target, (b) the replacement of each of the Initial Collaboration Targets, and if applicable, any Additional Target, with a Replacement Target, or (c) the end of the Research Term.

(iii)             From the date on which a Target becomes a Reserved Target Exscientia agrees that it shall not initiate an internal program or initiate or undertake discussions with any Third Party regarding a collaboration with respect to such Reserved Target (accordingly, such Reserved Target shall not become an Excluded Target, except as described below). However, if, during the time a Target is a Reserved Target, a Third Party approaches Exscientia on such Third Party’s own initiative to enter into a commercial research collaboration on such Reserved Target, then BMS will have thirty [****] either to (a) promote such Reserved Target to an Additional Target (subject to the limitation in Section 3.3(a)) or (b) remove such Reserved Target from the Reserved Target list irrevocably. In the event of such a removal of a Reserved Target from the Reserved Target List, BMS will have up to [****] to add an additional Reserved Target in accordance with and subject to the Target Review Process as set forth below.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)                Replacement of Collaboration Targets. BMS shall have the right to substitute and replace Collaboration Targets with Reserved Targets on the Reserved Target List or with a Target that is not a Reserved Target on the Reserved Target List in accordance with and subject to Target Review Process as set forth below (each such replacement target, a “Replacement Target”). BMS shall have the right to substitute and replace each Collaboration Target with a Replacement Target [****] each (for the avoidance of doubt, if a Collaboration Target is replaced with a Replacement Target, that Replacement Target cannot be replaced), and in the case of an Additional Target up to [****] months from the date such Additional Target is accepted by the JSC as an Additional Target or in the case of an Initial Collaboration Target, up to [****] months from the Effective Date. Where an Additional Target is replaced with a Replacement Target within [****] months of such date of acceptance as an Additional Target by the JSC or an Initial Collaboration Target is replaced with a Replacement Target within [****] months of the Effective Date, there shall be no fee for such replacement. If, however, such replacement occurs within [****] months after the applicable [****] month period in the preceding sentence, BMS shall pay Exscientia a target replacement fee of $[****] for such replacement within [****] days of the date a Target becomes a Replacement Target.

(d)                Any such replacement of a Collaboration Target, including an Additional Target, must be based on [****]. BMS shall provide Exscientia with information on the basis for the replacement of a Collaboration Target at the same time, or prior to, its replacement request pursuant to Section 3.3(c).

(e)                In conjunction with the replacement of a Collaboration Target with a Replacement Target, the Parties would work through the JSC to amend the Research Plan to include work on the Replacement Target. Upon replacement of a previously designated Collaboration Target with a Replacement Target, following the procedure set forth below in Section 3.3(f), the replaced Collaboration Target shall no longer be considered to be a Collaboration Target and none of the Target Compounds for that replaced Collaboration Target would be considered to be Licensed Compounds for the purposes of this Agreement. In such circumstances, (i) all rights to the Exscientia Licensed IP solely related to the replaced Collaboration Target, shall revert to Exscientia, (ii) BMS shall grant and hereby grants Exscientia a non-exclusive, perpetual, irrevocable, worldwide license under all Information and Patents solely relating to the replaced Collaboration Target Controlled by BMS that were generated as a result of the Research Program for any and all purposes, and BMS shall not use such Information or Patents to Commercialize any product containing a Target Compound for such replaced Collaboration Target during the Term (except for such Information and Patents that cease to exist or are in the public domain other than through any improper act or omission of BMS) and BMS shall not license such Information or Patents to any Third Party, and (iii) Exscientia shall grant and hereby grants BMS a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under the Exscientia Licensed IP solely related to the replaced Collaboration Target for internal research and development purposes.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f)                 Target Review Process. In the case where BMS desires to add a new Reserved Target (subject to the limitations in Section 3.3(b)), replace an existing Reserved Target or replace an existing Collaboration Target with a Replacement Target that has not been designated as a Reserved Target, BMS shall notify Exscientia through the JSC. Within [****] Business Days after such notification, Exscientia shall provide an independent patent attorney reviewer mutually agreed to by BMS and Exscientia (the “Target Reviewer”) with an updated Excluded Target list (which shall include the Target identification information for each Excluded Target). In the same time (i.e., within [****] Business Days after initial notification by BMS), BMS shall provide to the Target Reviewer the Target that BMS proposes to become a Reserved Target or to replace a Reserved Target or to replace an existing Collaboration Target that is not a Reserved Target. Within [****] Business Days thereafter, the Target Reviewer shall notify BMS whether or not the proposed Target is an Excluded Target. If the proposed Target is not an Excluded Target, BMS shall then have the right to designate such Target as a Reserved Target or a Collaboration Target, as the case may be. Accordingly, any Target that is not an Excluded Target shall be available for designation by BMS as a Reserved Target or Collaboration Target, as the case may be, and shall become a Reserved Target or Collaboration Target, as the case may be, upon agreement by Exscientia that such Target can be a Reserved Target or Collaboration Target, as the case may be, with such agreement not to be unreasonably conditioned, withheld or delayed, and Exscientia shall deliver a certificate for such Collaboration Target substantially in the form attached hereto as Exhibit G. Upon such agreement by Exscientia with respect to a Reserved Target, the Reserved Target List shall be automatically amended to add such Reserved Target to the Reserved Target List. BMS shall pay all fees and expenses of the Target Reviewer for performing this Target Reviewer function. The foregoing process in this Section 3.3(f) is the “Target Review Process”.

3.4               Research Staffing and Research Program Costs.

(a)                Exscientia Personnel. Exscientia shall be solely responsible for funding all personnel necessary to perform its obligations under the Research Plan.

(b)                Research Program Costs. Exscientia shall be solely responsible, at its sole cost and expense, (i) for all drug discovery and pre-clinical development activities for Target Compounds for each Collaboration Target until one of those Target Compounds meets the Lead Optimization Criteria, Exscientia has satisfied its obligations under Sections 3.7 and 4.1(b) or the JSC determines that those activities should cease in relation to those Target Compounds (whichever is earlier), and (ii) for all pre-clinical development activities for each of those Target Compounds that meet the Lead Optimization Criteria that BMS elects to have Exscientia further develop the Target Compounds until one of those Target Compounds meets the Development Candidate Criteria, Exscientia has satisfied its obligations under Sections 3.7 and 4.1(b) or the JSC determines that those activities should cease in relation to those Target Compounds (whichever is earlier). If (a) it is determined by the JSC that Exscientia does not have the capabilities or resources to reasonably conduct any portion of such drug discovery or pre-clinical development activities in a timely manner, then BMS itself or through one or more Affiliates or Third Parties may conduct such portion of the drug discovery or pre-clinical development activities, or (b) the Parties agree in the Research Plan that BMS will conduct any portion of such drug discovery or pre-clinical development activities, [****].

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.5               Research Program Records. Each Party will maintain complete and accurate records of all work conducted in the performance of the Research Program and all results, data, inventions and developments made in the performance of the Research Program. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Exscientia shall provide copies of all requested records (within thirty (30) days of such request), to the extent reasonably required for the performance of BMS’ rights and obligations under this Agreement; provided that BMS shall maintain such records and the information of Exscientia in confidence in accordance with Article 12 and shall not use such records or information except to the extent otherwise permitted by this Agreement. In order to protect the Parties’ Patent rights under U.S. law in any inventions conceived and/or reduced to practice during or as a result of the Research Program, each Party shall require such individuals to record all inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

3.6               Disclosure of Results of Research Program. The results of all work performed by a Party as part of the Research Program shall be promptly disclosed to the other Party in a reasonable manner as such results are obtained. Exscientia and BMS will provide reports and analyses at each JSC meeting, and more frequently upon reasonable request by the JSC, detailing the current status of the Research Program. Within [****] days following the end of each Calendar Quarter, Exscientia and BMS shall each exchange and provide to the JSC a written report summarizing in reasonable detail the work performed by it under the Research Program and results achieved during the preceding Calendar Quarter. In addition, upon reasonable request by a Party, the other Party will make presentations to the JSC of its activities related to the Licensed Compounds and Licensed Products to inform such Party of the details of the work done in the performance of the Research Program. The results, reports, analyses and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement. Upon reasonable request by BMS, for purposes of supporting the Development of Licensed Product (including supporting or maintaining the Regulatory Approval for Product), subject to and without limiting the other terms and conditions of the Agreement, Exscientia shall provide BMS with additional data, results and other information with respect to the work performed by Exscientia in the performance of the Research Program. Any reports required under this Section 3.7 may take the form of, and be recorded in minutes of the JSC that will contain copies of, any slides relating to the results and presented to the JSC.

In addition, at BMS’ request Exscientia will transfer (within [****] days of such request) to BMS all data, results, and information related to testing and studies that comprise the “Licensed Compound Data Package” and all data, results, and information in the Licensed Compound Data Package shall then be owned by BMS.

3.7               Research Efforts. Each Party shall use Diligent Efforts to perform the Research Program, including its responsibilities under the Research Plan. For clarity, it is understood and acknowledged that Diligent Efforts to perform the Research Program may include staging the work on different Collaboration Targets as specified in and in accordance with the Research Plan.

3.8               Materials Transfer. This Section 3.8 shall not apply to the supply of Licensed Compounds pursuant to Sections 6.2, which shall be governed by those respective Sections. In order to facilitate the Research Program, each Party shall provide the materials that it is required to provide under the Research Plan and, from time to time, either Party may provide to the other Party certain other materials (other than samples of Licensed Compounds as provided under Section 6.2) for use by the other Party in furtherance of the Research Program and/or the Development and/or Commercialization of Licensed Compounds and Licensed Products. The transfer of any such materials for the performance of the study shall be documented using the form Collaboration Material Transfer Agreement in Exhibit F. All such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party unless expressly contemplated by this Agreement (including the Research Plan) or upon the written consent of the supplying Party. As set forth in the Research Plan, each Party shall provide the other Party with samples of such materials for use by the other Party in accordance with the terms and conditions of this Agreement (including the Research Plan). Any BMS Materials provided by BMS to Exscientia (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be returned to BMS (or destroyed as may be requested by BMS in writing) promptly following the end of the Research Term or earlier upon request by BMS. All Information related to such materials shall be Confidential Information of the providing Party. All such BMS Materials and Exscientia Materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known. If Exscientia develops any assays used in the Research Program, upon request by BMS, Exscientia shall transfer to BMS the materials and Information under Exscientia’s possession or Control to BMS for use in support of BMS’ research and development activities with respect to the Collaboration Targets. Upon request by BMS, Exscientia shall deliver to BMS (at BMS’ expense) or dispose of Research Program-specific animals in Exscientia’s possession following completion of the Research Term or earlier termination of this Agreement. For the avoidance of doubt, BMS shall retain all right, title and interest in and to the BMS Materials and Exscientia shall retain all right title and interest in and to the Exscientia Materials.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.9               Subcontracting. Except as specified in the Research Plan or as may be otherwise specifically permitted in writing by the JSC, or otherwise agreed to in advance in writing by BMS: (a) Exscientia shall not (sub)contract any of the work for which it is responsible in the performance of the Research Program (b) any subcontracting by Exscientia shall be subject to the prior written consent of BMS (which may occur through the JSC) and shall be funded solely by Exscientia. In the case of any permitted (sub)contracting of Research Program activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Information at least to the same extent as under this Agreement [****]. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party. Any agreement between Exscientia and a Third Party for the Third Party to conduct Research Program activities for Exscientia as a subcontractor (each such agreement being a “Subcontractor Agreement”) shall be subject to the prior review and approval by BMS, provided that Exscientia may redact any financial information (including FTE rates) included in each Subcontractor Agreement.

3.10           Animal Testing. In order to assure the appropriate care and use of animals used in the performance of Exscientia’s obligations under the Agreement (including pursuant to any Research Plan), (a) if animals will be used in the performance of the Research Program by Exscientia or any Affiliate of Exscientia, Exscientia agrees that Exscientia and any such Affiliate will abide by the terms set forth in Exhibit I, and (b) if Exscientia or any Affiliate of Exscientia engages any Third Party to use animals in the performance of the Research Program, Exscientia agrees that such Third Party performing any activities under this Agreement relating to projects or research involving animals shall be comply with the current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences) (the “Animal Care Guidelines”) as the same may be updated or amended from time to time by the Association for Assessment and Accreditation of Laboratory Animal Care International. Exscientia shall provide BMS with written notice prior to Exscientia or any Affiliate of Exscientia performing any projects or research involving animals or prior to engaging any Third Party to perform projects or research involving animals pursuant to this Agreement (including pursuant to any Research Plan) in order to allow BMS to perform a reasonable assessment of Exscientia’s, Exscientia’s Affiliate compliance with Exhibit I or any such Third Party’s compliance with the Animal Care Guidelines with respect to the intended studies and animal species involved in any such project or research. Such notice to BMS shall include the contact information of any such Third Party (if applicable) to be engaged by Exscientia in connection with any such project or research involving animals.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.11           Information Transfer to BMS. Without limiting the licenses and other rights and obligations under this Agreement (including the rights granted to BMS under Article 7 and obligations under Section 3.7), upon request by BMS, Exscientia shall deliver, and cause its Affiliates to deliver, to BMS Exscientia Licensed Know-How in its possession or Control for the sole purposes of (i) synthesis of Licensed Compounds and other work by BMS in support of the Research Program, (ii) supporting the conduct of the Research Program, and (iii) the manufacture, Development and Commercialization of Licensed Compounds and Licensed Products by BMS (collectively, the “Know-How Transfer Purposes”). In addition, Exscientia shall promptly disclose to BMS’ Patent Contact any new Exscientia inventions for which Exscientia has determined it desires to seek a Product Specific Patent. Exscientia shall provide reasonable consultation and assistance for the purpose of transferring to BMS Exscientia Licensed Know-How to the extent necessary or reasonably useful for the Know-How Transfer Purposes.

3.12           Use of Third Parties. BMS may retain Third Parties to conduct research pursuant to BMS’ license under Section 7.1(c) and/or to perform Development activities, subject to the terms of this Agreement. Any such Third Parties shall be subject to written agreements containing confidentiality and non-use obligations consistent with those set forth in this Agreement [****]. BMS shall remain responsible and liable for the performance by its Affiliates or permitted Third Party contractors of those of its obligations under this Agreement that it (sub)licenses or delegates to an Affiliate or Third Party contractor.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.      DEVELOPMENT AND REGULATORY MATTERS

4.1               Development.

(a)                Development Responsibilities. Except for Exscientia’s responsibilities in the conduct of the Research Program, as between BMS and Exscientia, BMS shall have the sole right and responsibility for the Development of Licensed Compounds and/or Licensed Products in the Field in the Territory during the Term at its own cost and expense (including responsibility for all funding, resourcing and decision-making), including whether to advance Licensed Compounds into Development and whether to terminate this Agreement with respect to a Collaboration Target in accordance with Article 13. For clarity, Exscientia shall be responsible for all costs that it incurs in the conduct of the Research Program.

(b)                Exscientia shall use Diligent Efforts to identify and deliver at least one (1) Target Compound for each Collaboration Target that meets the Lead Optimization Criteria in accordance with the Research Plan. Once one (1) or more Target Compounds for a Collaboration Target have met the Lead Optimization Criteria, BMS shall have the right, exercisable in its sole discretion, to either (i) take over the Development of all Target Compounds for such Collaboration Target, including the Target Compounds that have met the Lead Optimization Criteria for such Collaboration Target, or (ii) have Exscientia continue the Development of such Target Compound(s) until there is a Target Compound that meets the Development Candidate Criteria or the JSC determines that those activities should cease in relation to those Target Compounds (whichever is earlier). When a Target Compound for a Collaboration Target has met the Lead Optimization Criteria, BMS shall notify Exscientia in writing whether (A) BMS wants to take over the Development of all Target Compounds for such Collaboration Target, including the Target Compound(s) that have met the Lead Optimization Criteria for such Collaboration Target, (B) BMS does not want such Target Compound(s) to be Developed any further by BMS or for BMS by Exscientia, in which case the Collaboration Target of such Target Compound will cease to be a Collaboration Target and will be subject to Section 8.3(i), or (C) BMS wants Exscientia to continue the Development of such Target Compound(s) for BMS until there is a Target Compound that meets the Development Candidate Criteria.

(c)                If BMS elects to have Exscientia continue the Development of Target Compounds for such Collaboration Target for BMS until there is a Target Compound that meets the Development Candidate Criteria:

(d)                Exscientia shall be responsible for conducting such Development at its sole cost and expense;

(i)                 once one (1) or more Target Compound(s) for a Collaboration Target has met the Development Candidate Criteria, BMS shall have the right, exercisable in its sole discretion, to take over the Development of all Target Compounds and all Licensed Compounds that have met the Development Candidate Criteria for such Collaboration Target. When a Target Compound for a Collaboration Target has met the Development Candidate Criteria, BMS shall notify Exscientia in writing whether (A) BMS wants to take over the Development of all Target Compounds and all Licensed Compounds that have met the Development Candidate Criteria for such Collaboration Target or (B) BMS does not want such Target Compound(s) to be Developed any further by BMS or for BMS by Exscientia, in which case the Collaboration Target of such Target Compound will cease to be a Collaboration Target and will be subject to Section 8.3(i).

(e)                Once BMS takes over the Development of Target Compounds for a Collaboration Target, BMS will have the sole decision making authority for all further Development activities.

(f)                 With respect of each Collaboration Target, after BMS takes over the Development of Target Compounds for such Collaboration Target, BMS, by itself and/or through its Affiliates and Sublicensees, shall use Diligent Efforts to Develop and to pursue regulatory filings in the United States and Japan and in the EU through the centralized EMA filing procedure (or in three (3) of the Major European Countries if the centralized EMA filing procedure is not used) for at least one Licensed Compound or Licensed Product in the Field for the purpose of obtaining a Regulatory Approval in the United States, Japan and the EU (or in three (3) of the Major European Countries if the centralized EMA filing procedure is not used). For clarity, it is understood and acknowledged that Diligent Efforts in the Development of Licensed Compounds and/or Licensed Products may include sequential implementation of Clinical Trials and/or intervals between Clinical Trials for data interpretation and clinical program planning and approval.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(g)                Development Records. BMS shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain reasonably complete and accurate records regarding the Development of Licensed Compounds and Licensed Products in the Field in the Territory.

(h)                Development Reports by BMS. On an annual basis, BMS shall provide to Exscientia a summary report regarding the status of Development efforts for Licensed Compounds and Licensed Products on a Collaboration Target-by-Collaboration Target basis. Such report shall contain sufficient detail to enable Exscientia to assess BMS’ compliance with its Development obligations in this Section 4.1. Such reports shall be Confidential Information of BMS pursuant to Article 12 and shall be used solely for such purpose.

4.2               Regulatory Matters for Product. As between BMS and Exscientia, BMS shall have sole responsibility and decision-making authority with respect to regulatory matters for Licensed Compounds and/or Licensed Products (including the content of any regulatory filing or dossier, interactions with Regulatory Authorities, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any MAA or to cease or suspend any Clinical Trial). BMS shall have sole responsibility for preparing and submitting all Regulatory Materials for Licensed Products in the Field in the Territory, including preparing, submitting and holding all INDs and MAAs for Licensed Products. Exscientia shall cooperate fully with BMS and provide to BMS all Information Controlled by Exscientia, in each case as may be reasonably requested by BMS, in order to prepare or support any Regulatory Materials for Licensed Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development and/or Regulatory Approval of Licensed Products. BMS will own all Regulatory Materials for Licensed Products and all such Regulatory Materials shall be submitted in the name of BMS (or its Affiliate or Sublicensee, as applicable).

4.3               Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Exscientia related to the Research Program or otherwise relating to Licensed Compounds or Licensed Products, then Exscientia shall promptly notify BMS of such contact, inspection or notice or action. The JSC shall review and comment on any such responses to Regulatory Authorities that pertain to the Licensed Compounds and/or Licensed Products; provided that BMS shall have the final decision making authority with respect to such responses to the extent relating to the Licensed Compounds and/or Licensed Products.

4.4               No Use of Debarred Person. Each Party hereby certifies that such Party, its Affiliates and any Third Party subcontracts performing on such Party’s behalf hereunder, has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person, including any employee, officer, director, consultant or subcontractor, (a) who is (or has been) on the Exclusions List, or who is (or has been) in Violation or otherwise debarred under U.S. law (including Section 21 U.S.C. § 335a) or any foreign equivalent thereof or (b) that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the U.S.), in each case, in performing any portion of the activities hereunder, including any Development and manufacturing activities hereunder. If at any point during the Term, such Party is, or learns that any of its Affiliates or its or their respective officers or directors, or any Person performing on behalf of such Party under this Agreement is in Violation, such Party will promptly notify the other Party and will prohibit such Person from performing any such activities, function or capacity related to any such activities under this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.5               Personal Data. Each Party shall ensure that all Personal Data is processed in accordance with Applicable Laws, including the fair and lawful collection and processing of such Personal Data, the disclosure of such Personal Data to the other Party in accordance with this Agreement and the transfer of such Personal Data (including any transfer from inside the EEA to outside the EEA). Each Party shall promptly notify the other Party if it becomes aware that any data provided to such other Party is inaccurate or has been unlawfully obtained or processed or, where consent to process Personal Data has been provided, consent is withdrawn or the notifying Party becomes aware that consent may not be reliable. Without limiting the foregoing, Exscientia will comply with the Personal Data requirements set forth in Exhibit J.

4.6               Standards of Conduct. BMS shall perform, and shall use reasonable efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development activities with respect to the Licensed Product in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

5.     COMMERCIALIZATION

5.1               Commercialization of Licensed Products. As between BMS and Exscientia, BMS shall have the sole right and responsibility for the Commercialization of Licensed Products in the Field in the Territory at its cost and expense. BMS by itself and/or through its Affiliates and Sublicensees will use Diligent Efforts to Commercialize each Licensed Product in each of the Major Markets in which Regulatory Approval has been obtained for such Licensed Product and where pricing and reimbursement approval satisfactory to BMS or, as applicable, an Affiliate or Sublicensee of BMS, is obtained.

5.2               Commercialization Report. For each Calendar Year following Regulatory Approval for a Licensed Product in a Major Market, BMS shall provide to Exscientia annually within [****] days after the end of such Calendar Year a written report that summarizes the Commercialization activities performed by BMS, and its Affiliates and Sublicensees in the Major Markets since the prior report by BMS. Such report shall contain sufficient detail to enable Exscientia to assess BMS’ compliance with its Commercialization obligations in Section 5.1. Such reports shall be Confidential Information of BMS pursuant to Article 12.

5.3               Decision-Making Authority. As between BMS and Exscientia, BMS shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Licensed Products.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.     COMPOUND SUPPLY AND MANUFACTURING

6.1               Overview. Exscientia at its sole cost and expense, shall be responsible for the pre-clinical manufacture of all Licensed Compounds and Licensed Products for each Collaboration Target needed for the Research Program until BMS elects to take over the Development of the Licensed Compounds for that Collaboration Target. Otherwise, BMS will have the exclusive right and shall be solely responsible for the manufacture (including having a Third Party manufacture on its behalf) of all Licensed Compounds and Licensed Products (including all such manufacturing for use in Clinical Trials, GLP toxicology studies and for commercial sale), including all activities related to developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of Licensed Compounds and/or Licensed Products, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Compounds and/or Licensed Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.

6.2               Compound Supply. Exscientia shall be responsible for the synthesis and supply to BMS of sufficient quantities of Licensed Compounds for the testing of Licensed Compounds in the performance of the Research Program in accordance with, and commensurate with the then-current stage of, the Research Plan. Upon request by BMS, Exscientia shall transfer to BMS Exscientia’s inventory of Licensed Compounds prepared by or for Exscientia in the conduct of the Research Program, provided that Exscientia shall retain that portion of such inventory required by Exscientia to fulfill its responsibilities under the Research Plan.

6.3               Third Party Manufacturing. BMS may exercise any of its manufacturing rights with respect to Licensed Compounds and Licensed Products through one or more Third Party manufacturers, provided that the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Exscientia that are substantially the same as (provided further, that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Information shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than seven (7) years after the date of disclosure to the Third Party) those undertaken by the Parties pursuant to Article 12 hereof.

7.     GRANT OF RIGHTS AND LICENSES

7.1               Licenses to BMS.

(a)                Exscientia hereby grants to BMS an exclusive (even as to Exscientia, except as provided in Section 7.3), worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, as provided in Section 7.2, under the Exscientia Licensed IP to discover, research, Develop, make, have made, use, Commercialize, sell, offer for sale, export and import Target Compounds, Licensed Compounds and Licensed Products and Diagnostics for any of the foregoing in the Territory.

(b)                Without limiting the license granted by Exscientia to BMS under Section 7.1(a), to the extent Exscientia makes any Exscientia Platform Technology available directly to BMS for any purpose under the Research Program, Exscientia hereby grants to BMS a non- exclusive, worldwide, non-sublicensable, royalty-free license under that Exscientia Platform IP to use the Exscientia Platform Technology provided by Exscientia directly to BMS solely for the purposes for which that Exscientia Platform Technology is provided by Exscientia directly to BMS.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)                Without limiting the licenses granted by Exscientia to BMS under Section 7.1(a) and (b), Exscientia hereby further grants to BMS a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses through multiple tiers as provided in Section 7.2, under the Exscientia Licensed IP to make any starting materials and intermediates for Target Compounds, Licensed Compounds and Licensed Products and Diagnostics for any of the foregoing.

(d)                Without limiting the licenses granted by Exscientia to BMS under Section 7.1(a), (b) and (c), Exscientia hereby further grants to BMS the worldwide, royalty-free right to use Licensed Compounds and any Exscientia Licensed IP for non-clinical research purposes in support of BMS research programs relating to the biology and/or the chemistry of Collaboration Targets. In the exercise of such right, BMS shall have the right to transfer Licensed Compounds and any Exscientia Licensed IP to a Third Party academic or other non-profit research institution collaborator (any such Third Party being a “Collaborator”), provided that:

(i)                 any such Collaborator shall be bound by obligations with respect to the use and disclosure of Exscientia Confidential Information to the same extent applicable to BMS under Article 12; and

(ii)               any such Licensed Compound will be used by the Collaborator solely for the research purposes of modulating the applicable Collaboration Target in conducting research for the benefit of BMS, and shall not be used for any other purpose.

(e)                Without limiting the licenses granted by Exscientia to BMS under Sections 7.1(a)-(d), Exscientia hereby grants to BMS a non-exclusive, non-sublicensable (except to subcontractors permitted under Section 3.10) royalty-free license under the Exscientia Licensed IP for BMS to conduct its obligations under the Research Program and this Agreement.

(f)                 Notwithstanding anything to the contrary in this Agreement or otherwise, on a Collaboration Target-by-Collaboration Target basis, the licenses granted under this Section 7.1 shall be perpetual and irrevocable upon the First Commercial Sale of a Licensed Product for such Collaboration Target.

7.2               Sublicensing by BMS. BMS shall have the right to sublicense any or all of the rights granted to it by Exscientia under this Agreement (other than any rights granted under Section 7.1(b)) to its Affiliates and/or to Third Parties. In connection with any such sublicensing and to the extent required to carry out the applicable sublicensing, BMS may disclose and provide to such permitted Sublicensees any applicable Exscientia Licensed Know-How and Exscientia Materials in connection therewith. BMS shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to the applicable terms and conditions of, this Agreement. In addition, BMS shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Exscientia to BMS under this Agreement, and the grant of any such sublicense shall not relieve BMS of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee(s). Promptly following the execution of each sublicense to a Third Party as provided in this Section 7.2, BMS shall provide Exscientia with a copy of such sublicense agreement; provided that [****] may be redacted.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7.3               Licenses to Exscientia.

(a)                Subject to the terms and conditions of this Agreement, BMS hereby grants to Exscientia a non-exclusive, worldwide, non-sublicensable (except to subcontractors permitted under Section 3.10), royalty-free license under the Exscientia Licensed IP licensed pursuant to Section 7.1(a) and the BMS Licensed IP solely for Exscientia to conduct its obligations under the Research Program and this Agreement, and not for any other purpose.

(b)                Subject to the terms and conditions of this Agreement and without limiting the license granted by BMS to Exscientia under Section 7.3(a), BMS hereby grants to Exscientia a non-exclusive worldwide, non-sublicensable (except to subcontractors permitted under Section 3.10), royalty-free license under: (i) the BMS Compound IP; and (ii) any Intellectual Property Rights Controlled by BMS and/or its Affiliates other than BMS Licensed IP or BMS Compound IP made available by BMS and/or its Affiliates to Exscientia for any purpose under the Research Program (“BMS Provided IP”), to use the BMS Compound IP and BMS Provided IP solely for the purposes for which such BMS Compound IP and BMS Provided IP is provided by or on behalf of BMS to Exscientia.

7.4               No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patent or other Intellectual Property Rights that are not specifically granted herein are reserved to the owner thereof.

7.5               Public Domain Information. Nothing in this Agreement shall prevent BMS or its Affiliates from using for any purpose any Information that is in the public domain.

7.6               Liens. Except to the extent permitted under Section 17.8, neither Party shall during the Term grant any Lien (or permit any Lien to attach) with respect to this Agreement or, in the case of Exscientia, any of the Exscientia Licensed IP that is necessary for Exscientia or BMS to perform its obligations under this Agreement and/or that is necessary for the Development or Commercialization of one or more Target Compounds, Licensed Compounds and/or Licensed Products and/or Diagnostics for any of the foregoing. For sake of clarity, any breach of this sub-Section by Exscientia that is not cured within ten (10) Business Days after written notice thereof shall be deemed a material breach of this Agreement.

7.7               Assignment of Ex-US Product Specific Patents to BMS.

(a)                Subject to Sections 7.7(c) and 13.9, Exscientia agrees to assign, and hereby does assign, one-half (1/2) of its right, title and interest in and to each Ex-US Product Specific Patent that is not a Joint Collaboration Patent to BMS so that, after such assignment, all Ex-US Product Specific Patents shall be jointly owned by Exscientia and BMS. With respect to any Ex-US Product Specific Patents existing as of the Effective Date, within ninety (90) days after the Effective Date, BMS shall provide to Exscientia and Exscientia shall execute and deliver to BMS, at BMS’ expense, mutually agreed upon documents in the forms required in the applicable jurisdictions in order to perfect the assignment to BMS of the one-half (1/2) interest in and to the Ex-US Product Specific Patents. For any Patents that become Ex-US Product Specific Patents after the Effective Date (i.e., by virtue of being filed after the Effective Date), Exscientia shall assign, and hereby does assign effective as of the date that such Patent becomes an Ex-US Product Specific Patent, one half (1/2) of its right, title and interest in and to each such Patents to BMS within ninety (90) days after such Patents are deemed to have become Ex-US Product Specific Patents. BMS shall provide to Exscientia and Exscientia shall execute and deliver to BMS, at BMS’ expense, mutually agreed upon documents in the forms required in the applicable jurisdictions in order to perfect the assignment to BMS of the one-half (1/2) interest in and to any post-Effective Date Ex-US Product Specific Patents. BMS shall be responsible for recording all such assignments and Exscientia shall reasonably cooperate, at BMS’ expense, with BMS’ efforts to do so. Notwithstanding such assignment, the Ex-US Product Specific Patents shall remain Exscientia Licensed Patents.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)                The assignment of Ex-US Product Specific Patents to BMS pursuant to Section 7.7(a) shall in no way alter BMS’ royalty obligations with respect to such Ex-US Product Specific Patents as set forth in this Agreement. An Ex-US Product Specific Patent shall not become a Joint Collaboration Patent or a BMS Collaboration Patent by reason of the assignment contemplated by this Section 7.7, and shall at all times remain a Exscientia Licensed Patent that is a Product Specific Patent. In addition, (i) Exscientia shall have the right to exploit, license and grant a security interest in (in all cases, subject to and without limiting the terms and conditions of this Agreement, including Exscientia’s obligations and the rights and licenses granted to BMS under this Agreement, to the extent then in effect) the Ex-US Product Specific Patents without the consent of or a duty of accounting to BMS; (ii) BMS shall not practice the Ex-US Product Specific Patents outside the scope of the licenses granted to BMS in Article 7; (iii) BMS shall have the right to grant licenses under the Ex-US Product Specific Patents only in accordance with its sublicensing rights under Section 7.2, and BMS shall not encumber the Ex-US Product Specific Patents; and (iv) BMS shall not have any rights with respect to the Ex-US Product Specific Patents beyond the scope of the rights conferred pursuant to the license granted in Section 7.1.

(c)                For any Patents that are not Joint Collaboration Patents that cease to be Ex-US Product Specific Patents at any time during the Term by virtue of an amendment of the claims (or following replacement or termination of the applicable Collaboration Target or termination under Article 13 of rights with respect to the applicable Ex-US Product Specific Patent), BMS shall assign, and hereby does assign effective as of the date that Exscientia notifies BMS in writing that such Patent is no longer a Ex-US Product Specific Patent, its entire right, title and interest in and to each such Patent to Exscientia or Exscientia’s designee, and BMS appoints, effective as of such date, Exscientia as its attorney in fact solely to make such re-assignments and authorizes Exscientia to make such re-assignments. In each case, BMS shall execute and deliver to Exscientia a deed(s) of such assignment, in a mutually agreeable form, within thirty (30) days after the date such Patent ceased to be a Ex-US Product Specific Patent. Exscientia shall be responsible for recording all such assignments and BMS and its successors and assigns shall (a) reasonably cooperate with Exscientia’s efforts to do so, including satisfying the assignment and recording requirements of relevant patent offices and (b) reimburse Exscientia for all expenses incurred by Exscientia in connection with this Section 7.7(c). In addition, BMS hereby grants Exscientia an exclusive, royalty-free, fully sublicensable license under its interest in each such former Ex-US Product Specific Patent during the period from the date such Patent ceased to be an Ex-US Product Specific Patent until such former Ex-US Product Specific Patent is actually re-assigned to Exscientia.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7.8               Certain Rights and Obligations under the Third Party License Agreements. Notwithstanding any other provision of this Agreement, the following provisions shall apply:

(a)                Exscientia shall not enter into any Third Party License Agreement that (i) relates exclusively to the Research Program, a Licensed Compound or a Licensed Product or (ii) does not relate exclusively to the Research Program, a Licensed Compound or a Licensed Product but licenses to Exscientia any Information or any Patent that is necessary to discover, research, Develop, make, have made, use, Commercialize, sell, offer for sale, export and/or import Target Compounds, Licensed Compounds and/or Licensed Product or (iii) requires payments to be made by BMS for BMS’ Development or Commercialization of a Licensed Compound, in each case, without BMS’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Where Exscientia fails to obtain such prior written consent, Exscientia shall be solely responsible for all payments due under such Third Party License Agreement, including those due for BMS’ Development or Commercialization of a Licensed Compound.

(b)                Without limiting any other right or remedy of BMS under this Agreement and in order to prevent, ameliorate, mitigate or cure a breach of any Third Party License Agreement that (i) relates exclusively to the Research Program, a Licensed Compound or a Licensed Product or (ii) does not relate exclusively to the Research Program, a Licensed Compound or a Licensed Product but licenses to Exscientia any Information or any Patent that is necessary to discover, research, Develop, make, have made, use, Commercialize, sell, offer for sale, export and/or import Target Compounds, Licensed Compounds and/or Licensed Product, in the event that Exscientia fails to perform any of its obligations, including any payment obligation, under that Third Party License Agreement (except to the extent that a breach by BMS of its obligations under this Agreement or any other act or omission by BMS prevents such performance by Exscientia), which failure is not cured within thirty (30) days after written notice from BMS, BMS may perform such obligation on behalf of Exscientia. Such performance will be at Exscientia’s expense and Exscientia shall reimburse BMS for its costs (including both its out-of-pocket costs and internal costs) in connection with such performance other than the costs BMS agreed in writing prior to the execution of such Third Party License Agreement by Exscientia to pay after an agreed upon particular date provided such costs are incurred and paid by BMS to the Third Party licensor of such Third Party License Agreement after such date. This Agreement sets forth the obligations of the Parties inter se, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of Exscientia under the Third Party License Agreements.

(c)                Whenever Exscientia provides any report, notice or other communication to a Third Party Licensor relating to Licensed Compounds, Licensed Products and/or this Agreement in compliance with any of the obligations under the Third Party License Agreements, Exscientia shall provide a copy of such report or notice to BMS as soon as practicable prior to the provision thereof to such Third Party Licensor.

(d)                Whenever Exscientia receives any report, notice or other communication relating to Licensed Compounds, Licensed Products and/or this Agreement (or otherwise relating to or impacting or potentially impacting the rights sublicensed to BMS under this Agreement) from an Third Party Licensor with respect to the applicable Third Party License Agreement (including any notice with respect to any default, breach or termination of the Third Party License Agreement), Exscientia shall as soon as practicable provide a copy of such report, notice or other communication to BMS.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)                Exscientia shall not agree or consent to or enter into any amendment, supplement or other modification to the Third Party License Agreement, or exercise any other right or consent thereunder, in each case in a manner that could reasonably be viewed as adversely affecting the rights sublicensed to BMS under this Agreement, without BMS’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(f)                 Exscientia shall not terminate, and shall not take or fail to take any action that would permit any Third Party Licensor to terminate, any Third Party License Agreement that (i) relates exclusively to the Research Program, a Licensed Compound or a Licensed Product or (ii) does not relate exclusively to the Research Program, a Licensed Compound or a Licensed Product but licenses to Exscientia any Information or any Patent that is necessary to discover, research, Develop, make, have made, use, Commercialize, sell, offer for sale, export and/or import Target Compounds, Licensed Compounds and/or Licensed Product (either unilaterally or by mutual agreement with the applicable Third Party Licensor), or any right thereunder, without the prior written consent of BMS, which consent may be given or withheld in BMS’ sole discretion, in each case as it relates to the rights sublicensed to BMS under this Agreement.

7.9               Restriction on Physical Transfer of Licensed Compounds to Third Parties by Exscientia. For avoidance of doubt, during the Term except with respect to a Terminated Target, Exscientia shall not physically transfer any Licensed Compounds to any Third Party (other than its Affiliates or, pursuant to Section 3.9, its Third Party subcontractors) without the prior written approval of BMS.

7.10           Exscientia Patents and Information not Controlled by Exscientia. Where there is any Patent or any Information owned by or licensed to Exscientia that encompass or relates to any Collaboration Target or Target Compound but is not Controlled by Exscientia or any Affiliate of Exscientia for the purposes of this Agreement due to a license granted to or an obligation owed to a Third Party, Exscientia shall notify BMS of such Patent or Information, and if BMS would like to include such Patent or Information in the licenses granted in Section 7.1, the Parties shall discuss how that could be accomplished, negotiate the terms and conditions for including such Patent or such Information in the licenses granted in Section 7.1, and Exscientia shall use its best efforts to include such Patent or such Information in the licenses granted in Section 7.1.

7.11           BMS Compounds. Where BMS provides a BMS Compound to Exscientia for use in the Research Program, such Compound shall remain a BMS Compound and shall be subject to any rights of any Third Party in connection with such Compound, including any obligation to assign or license any rights in or to any derivative or modification of such Compound to such Third Party. Before any Compound is provided to Exscientia for use in the Research Program, BMS shall inform Exscientia of any such rights a Third Party has in connection with such Compound, and Exscientia must agree in writing to provide such rights to such Third Party before such Compound can be used by Exscientia in the Research Program. Notwithstanding the foregoing, as between the Parties, any Information discovered, generated, invented, made, conceived or reduced to practice by or on behalf of a Party or its Affiliates, whether solely or jointly, constituting an improvement, derivation, enhancement or other modification to any BMS Compound, including any Compound that is a derivative or variant of such BMS Compound (each a “BMS Compound Invention”) shall be owned solely and exclusively by BMS and deemed the Confidential Information of BMS, and Exscientia shall, and hereby does, assign to BMS any and all of Exscientia’s right, title and interest in or to any BMS Compound Invention.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.     PAYMENTS

8.1               Upfront Payment. BMS shall pay Exscientia an upfront payment of thirty million Dollars ($30,000,000) within fifteen (15) Business Days of the Effective Date.

8.2               Research Program Costs. Except as otherwise set forth in this Agreement or as may be otherwise specifically agreed to in writing by Exscientia and BMS, each Party shall be responsible for its own costs and expenses that it incurs in connection with the conduct of the Research Program.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.3               Development and Regulatory Milestone Payments.

(a)                BMS shall pay to Exscientia one (1) of the two (2) milestone payments set forth in the table below for the achievement of each corresponding milestone event as described in the table below (with the milestone payment depending on whether the Licensed Compound to first achieve the milestone event is a Tier 1 Compound or a Tier 2 Compound) once per Collaboration Target within [****] days after the first achievement of the specified milestone event by BMS, its Affiliates or their Sublicensees.

Milestone Event	Milestone Payment for Tier 1 Compound in $ Millions	Milestone Payment for Tier 2 Compound in $ Millions
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
Total Milestones:	$97M	$107M

(b)                “Initiation” as used above means the first dosing of the applicable Licensed Product in a human subject in the applicable Clinical Trial.

(c)                The applicable milestone payment in the table above for the corresponding milestone event shall be payable by BMS to Exscientia once per Collaboration Target upon the first achievement of each such milestone event for the first Licensed Compound for such Collaboration Target (regardless of whether such Licensed Compound is a Tier 1 Compound or a Tier 2 Compound) to achieve such milestone event. For any subsequent Licensed Compound or Licensed Product for such Collaboration Target to achieve such milestone event, no milestone payment shall be due. For clarification, the Licensed Compound that achieves subsequent milestones may but does not have to be the same Licensed Compound as the Licensed Compound or Licensed Product that achieved the first milestone. As an example, if Licensed Compound 1 achieves milestone 1, and Licensed Compound 2 then achieves milestone 2 before Licensed Compound 1, BMS would be required to pay milestone 2 on the date that it is achieved by Licensed Compound 2, even if milestone 2 has not been achieved by Licensed Compound 1. Accordingly, if Licensed Compound 1 subsequently achieves milestone 2, BMS would not be required to pay milestone 2 again.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)                NDA Approval, MAA Approval and JNDA Approval shall include any required pricing or reimbursement approval for the Product.

(e)                BMS shall provide written notice to Exscientia within [****] Business Days after the achievement of each specified milestone event by BMS or its Affiliates and within [****] Business Days after each achievement of the specified milestone event by its Sublicensees or its Affiliates.

(f)                 All of the milestone payments above would be paid only once per Collaboration Target, regardless of whether the applicable Licensed Compound is approved for use in different indications, presentations, formulations, dosages or as a fixed dose combination product.

(g)                The Lead Optimization milestone payment for a Collaboration Target is payable by BMS only if (i) a Licensed Compound meets the Lead Optimization Criteria and (ii) BMS elects to have Exscientia continue the Development of such Licensed Compound or BMS elects to take over the Development of such Licensed Compound. If BMS does not elect to have Exscientia continue or BMS to take over the Development of a Licensed Compound that meets the Lead Optimization Criteria, (i) BMS shall not be obligated to pay the Lead Optimization milestone payment for such Licensed Compound, (ii) BMS’ rights and licenses with respect to the Collaboration Target of such Licensed Compound shall terminate, (iii) such Collaboration Target shall cease to be a Collaboration Target, and (iv) BMS shall grant and hereby does grant Exscientia the license in Section 8.3(i) below. The Lead Optimization milestone payment is payable by BMS if it advances a Licensed Compound for a Collaboration Target into a Clinical Trial, regardless of whether that Licensed Compound (or another Licensed Compounds for that Collaboration Target) met the Lead Optimization Criteria.

(h)                The Development Candidate milestone payment is payable by BMS only if (i) a Licensed Compound meets the Development Candidate Criteria and (ii) BMS elects to take over the Development of such Licensed Compound. If BMS does not elect to take over the Development of a Licensed Compound that meets the Development Candidate Criteria, (i) BMS shall not be obligated to pay the Development Candidate milestone payment for such Licensed Compound, (ii) BMS’ rights and licenses with respect to the Collaboration Target of such Licensed Compound shall terminate and such Collaboration Target shall cease to be a Collaboration Target, and (iv) BMS shall grant and hereby does grant Exscientia the license in Section 8.3(i) below. The Development Candidate milestone payment is payable by BMS if it advances a Licensed Compound for a Collaboration Target into a Clinical Trial, regardless of whether that Licensed Compound (or another Licensed Compound for that Collaboration Target) met the Development Candidate Criteria.

(i)                 If a Collaboration Target ceases to be a Collaboration Target under Section 4.1(b) or 4.1(c), 8.3(g) or 8.3(h) or otherwise ceases to be a Collaboration Target before any Licensed Compound for that Collaboration Target has met the Development Candidate Criteria (or has otherwise been advanced into Clinical Trials by BMS) for any reason other a Safety Reason, upon such Collaboration Target ceasing to be a Collaboration Target, BMS shall grant and hereby grants Exscientia a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license, with the right to grant sublicenses through multiple tiers, under the BMS Licensed IP other than the BMS Materials (excluding, for the avoidance of doubt, any Intellectual Property Rights subsisting in any BMS Compounds and BMS Compound Inventions) that are necessary to research, Develop and Commercialize such Licensed Compound and other Licensed Compounds for such Collaboration Target.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.4               Sales-Based Milestone Payments. For each Collaboration Target the following sales-based milestone payments shall be payable by BMS when the annual Net Sales (i.e., Net Sales in a given Calendar Year period) [****] in the Field in the Territory for such Collaboration Target by BMS, its Affiliates and Sublicensees first reach or exceed the specified thresholds.

Milestone Threshold	Milestone Payment
Annual worldwide Net Sales of [****] for a Collaboration Target are more than [****] and [****] in a Calendar Year	[****]
Annual worldwide Net Sales of [****] for a Collaboration Target are [****] in a Calendar Year	[****]
Total Sales-Based milestone payments per Collaboration Target	[****]

Each of such sales based milestone payments shall be payable one-time for each Collaboration Target within [****] days following the end of the Calendar Year in which the annual Net Sales of all Licensed Products for such Collaboration Target first reach or exceed the corresponding Net Sales threshold.

8.5               Royalty Payments to Exscientia.

(a)                General. Subject to the other provisions of this Article 8 and other provisions of this Agreement, in consideration of the licenses granted by Exscientia to BMS hereunder to the Exscientia Licensed IP, BMS shall pay to Exscientia royalties based on the Net Sales of each Licensed Product during the applicable Royalty Term for such Product. The royalty payable with respect to each particular Licensed Product shall be based on the level of Net Sales of such Licensed Product in the Territory in a given Calendar Year period by BMS, its Affiliates and Sublicensees, with the royalty rate tiered based upon the level of such worldwide Net Sales in such Calendar Year period, as described further below.

(b)                Royalty on Licensed Products. BMS will pay to Exscientia a royalty on Net Sales of Licensed Products, on a Licensed Product-by-Licensed Product basis, by BMS, its Affiliates and Sublicensees in the Territory in the Field based on the Net Sales tiers and royalty rates as set forth in the table below (the “Base Royalty Rate”), subject to the reductions and offsets as may be applicable as set forth below in this Section 8.5. Royalties will be paid on the sale of a Licensed Product in a country during the Royalty Term for such Licensed Product in such country.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Royalty Table

Base Royalty Rate for each Licensed Product	Annual Net Sales (Determined Separately for Each Licensed Product)
[****]%	of the portion of annual worldwide Net Sales that are [****] in a Calendar Year;
[****]%	of the portion of annual worldwide Net Sales that are [****] in a Calendar Year; and
[****]%	of the portion of annual worldwide Net Sales that are [****] in a Calendar Year.

For clarity, the Net Sales thresholds in the table above shall be determined on a Licensed Product-by-Licensed Product basis. By way of example, if the aggregate Net Sales of a Licensed Product in the Territory in a particular Calendar Year are $2.2 billion, the amount of the royalties that would be payable for that period (without considering any applicable reductions or offsets under this Section 8.5) would be calculated as follows: [****].

(c)                Third Party Payments.

(i)                 Exscientia shall bear all Third Party license payments, milestones, royalties and other payments owed with respect to a Licensed Compound or Licensed Product (including payments with respect to methods of making, using, selling, and/or identifying such Licensed Compounds and/or Licensed Products) involving intellectual property (including Patents) that: (A) is licensed or otherwise acquired by Exscientia as of the Effective Date (including, any payment obligations of Exscientia under the Third Party License Agreement), (B) is licensed or otherwise acquired by Exscientia after the Effective Date and is part of the Exscientia Platform IP, (C) is licensed or otherwise acquired by Exscientia after the Effective Date but is not part of the Exscientia Platform IP (including, any payment obligations of Exscientia under the Third Party License Agreement prior to BMS taking over Development of the relevant Licensed Compound or Licensed Product), and/or (D) is intellectual property that Exscientia received written notice of potential infringement from a Third Party prior to the Effective Date and did not disclose same to BMS in writing prior to the Effective Date. Exscientia shall bear all payment obligations to any Third Party Licensor based on or otherwise arising from any Third Party License Agreement unless in the case of (C) only, BMS has agreed in writing prior to the execution of such Third Party License Agreement by Exscientia and such Third Party Licensor to bear all or a portion of any such payment obligation after an agreed upon particular date, and if BMS has so agreed in writing, BMS shall reimburse Exscientia for all or such portion that is incurred and Exscientia pays to such Third Party Licensor after such particular date. By way of illustration, if BMS has agreed in writing prior to the execution of a Third Party License Agreement by Exscientia to be responsible for payments under such Third Party License Agreement with respect to a Licensed Compound after BMS takes over the Development of such Licensed Compound, then on and after the date on which BMS takes over Development of such Licensed Compound, if Development or Commercialization of such Licensed Compound by BMS requires Exscientia to make any payment under such Third Party License Agreement, BMS shall reimburse Exscientia for that payment to the extent it relates to that Licensed Compound.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)               Subject to Section 8.5(c)(i) and Section 9.8, in the event that, in BMS’ judgment, following consultation with Exscientia and taking into consideration Exscientia’s reasonable suggestions, BMS believes that it is necessary to obtain a license from any Third Party under any Patent in order to Develop, manufacture, import, sell, use or Commercialize any Licensed Compound or Licensed Product in any country, BMS’ royalty obligations set forth above shall be reduced by [****] percent [****] of the royalties paid by BMS to such Third Party on account of such license on sales of such Licensed Compound or Licensed Product in such country, provided that the royalties payable under Section 8.4 shall not be reduced in any such event below [****] percent [****] of the amount that would otherwise be due pursuant to Section 8.4(b) with respect such sales in any Calendar Quarter.

(iii)             In no event shall any royalty rate on a Licensed Product in a country in a Calendar Quarter during the Royalty Term be reduced to less than [****] of the applicable royalty rate as a result of the application of this Section 8.5(c), Section 8.5(d) and 8.5(f). Any deductions from a royalty payment that are disallowed as a result of the preceding sentence will be carried over to subsequent royalty payments under Section 8.3 on sales of such Licensed Product anywhere in the Territory until the full amount that BMS would have been entitled to deduct (absent the above limitation) is deducted.

(d)                Generic Competition. During the portion of the applicable Royalty Term in a particular country where there are one or more products being sold in such country that are Generic Products with respect to such Product, then the royalty rate used to calculate the royalty payable by BMS on Net Sales of such Licensed Product in such country shall be reduced as follows:

(i)                 by [****]%, in the event that in any Calendar Quarter such Generic Product(s), by unit equivalent volume in such country, exceed a [****]% and up to [****]% share of the market; and

(ii)               by [****]%, in the event that in any Calendar Quarter such Generic Product(s), by unit equivalent volume in such country, exceed a [****]% share of the market.

All determinations of the unit equivalent volume of sales shall be identified and calculated based on relevant information published by a reputable Third Party data source chosen by BMS and reasonably acceptable to Exscientia, such as IQVIA, any successor to IQVIA, or any other similar Third Party source reasonably agreed upon by the Parties.

For purposes of this Section 8.5(d), “market” refers to the aggregate of the unit sales of all dosage strengths of the Generic Product(s) and the applicable Licensed Product in a country.

(e)                One Royalty. For clarity, only one royalty shall be due to Exscientia with respect to the same unit of Licensed Product.

(f)                 Royalty Term and Royalty Reductions.

(i)                 Royalties payable by BMS to Exscientia under this Section 8.5 shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (A) the expiration of the last to expire Valid Claim of the last to expire Exscientia Licensed Patent in such country where the use of the Licensed Product for the indication for which the Licensed Product has obtained Regulatory Approval or the sale of the applicable Licensed Product in the applicable country would infringe such Valid Claim but for the license granted to BMS under this Agreement or (B) expiration of any applicable regulatory, pediatric, orphan drug or data exclusivity (such period being the “Royalty Term” for a particular Product). Notwithstanding anything to the contrary in this Agreement, the tier royalty percentages in the Royalty Table above used to calculate the royalties payable by BMS on Net Sales of such Licensed Product in such country shall be reduced by [****]percent ([****]%) for the remaining part of the Royalty Term if and as soon as the condition in clause (A) is met provided that there is existing regulatory, pediatric, orphan drug or data exclusivity which has not yet expired. For clarity, BMS shall not owe royalties on a Licensed Product sold in a country after expiration of the Royalty Term for such Licensed Product in such country. No royalties shall be due or payable on any future sales of such Licensed Product in such country held in inventory as of the date of expiration of such Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, BMS shall have an irrevocable, perpetual, royalty-free and fully paid-up license under Section 7.1 to make, use, sell, offer for sale, import and commercialize such Licensed Product in such country.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)               For further clarity, in each country during any period of the Royalty Term where there is no Valid Claim of the Exscientia Licensed Patents in such country where the use of a Licensed Product for the indication for which such Licensed Product has obtained Regulatory Approval or the sale of the such Licensed Product in the applicable country would infringe such Valid Claim but for the license granted to BMS under this Agreement, then the applicable royalty rate as applied to calculate the royalty payable on Net Sales of such Licensed Product in such country shall be reduced to be [****]percent ([****]%) of the applicable Base Royalty Rate provided that there is existing regulatory, pediatric, orphan drug or data exclusivity which has not yet expired.

8.6               Offset for Payments to Third Party Licensors.  In the event that BMS pays or is required to pay any royalties, milestones or other payments to any Third Party Licensor under Section 7.8(b), BMS may deduct from any payment owed to Exscientia hereunder, after all other applicable reductions, any such payment made by BMS to such Third Party Licensor.

8.7               Royalty Payments and Reports. All amounts payable to Exscientia pursuant to Section 8.5 shall be paid in Dollars within [****] days after the end of the Calendar Quarter in which the applicable Net Sales were recorded. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Licensed Product and country-by-country basis, of: (a) the amount of Net Sales of Licensed Products in the Territory during the applicable Calendar Quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such Calendar Quarter, including the exchange rates used and (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties.

8.8               Payment Method. All payments due under this Agreement to Exscientia shall be made by electronic fund transfer in immediately available funds to an account designated by Exscientia. All payments hereunder shall be made in Dollars.

8.9               Taxes. Exscientia will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any royalty payments by BMS to Exscientia under this Agreement, BMS will: (i) provide written notice to Exscientia of such withholding tax at least [****] days in advance of making any such payment; (ii) deduct those taxes from the remittable payment, (iii) pay the taxes to the proper taxing authority, and (iv) send evidence of the obligation together with proof of tax payment to Exscientia on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. Exscientia will use commercially reasonable efforts to provide to BMS information that it reasonably requested by BMS, within its possession or control, and that is required by BMS under Applicable Law for tax reporting purposes. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.10           Royalty on Sublicensee Sales.  BMS shall have the responsibility to account for and report sales of any Licensed Product by a Sublicensee on the same basis as if such sales were Net Sales by BMS.  BMS shall pay to Exscientia such Sublicensee amounts when due under this Agreement.

8.11           Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.12           Records. BMS shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [****] year period in accordance with Section 8.13 below.

8.13           Inspection of BMS Records. Upon reasonable prior notice, BMS shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to BMS), appointed by Exscientia and reasonably acceptable to BMS, to inspect the audited financial records of BMS to the extent relating to payments to Exscientia for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any payment made under this Agreement for any period within the preceding [****] years; provided that (i) such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered as part of such inspection in which case Exscientia shall have the right to conduct a more thorough inspection for such period, (ii) Exscientia shall only be entitled to one (1) such inspection following expiration or termination of this Agreement and (iii) subject to the preceding clause (i), Exscientia shall be entitled to inspect such records for a particular time period for such purpose only once. Any inspection conducted under this Section 8.14 shall be at the expense of Exscientia, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least [****] percent ([****]%), in which case the full costs of such inspection for such period shall be borne by BMS. Any underpayment shall be paid by BMS to Exscientia within [****] days with interest on the underpayment at the rate specified in Section 8.15 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by BMS to Exscientia.

8.14           Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) [****] percentage point above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent.

8.15           Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.16           Inventor Compensation. Each Party shall be responsible for and shall bear all costs associated with any Inventor Compensation for any employees of such Party or any of its Affiliates (and/or of any Third Party contractors of such Party or any of its Affiliates), whether employed at any time prior to the Effective Date or during the Term of the Agreement. For avoidance of doubt, for purposes of this Section 8.16, Exscientia shall not be considered a Third Party contractor of BMS, and BMS shall not be considered a Third Party contractor of Exscientia. In addition, as between the Parties, Exscientia shall be responsible for and shall bear all costs associated with any Inventor Compensation for any other developers or inventors of the Exscientia Licensed IP and the Exscientia Platform IP developed or invented as of the Effective Date. “Inventor Compensation” means any compensation that is or may in the future become payable for or based upon the use and/or exploitation of the Exscientia Licensed IP, Exscientia Platform IP, Collaboration Targets, Licensed Compounds and/or Licensed Products, including the use or commercial exploitation of Exscientia Licensed IP, Collaboration Targets, Licensed Compounds and/or Licensed Products by BMS pursuant to this Agreement or the use or exploitation of the Exscientia Platform IP by Exscientia.

9.           PATENT PROSECUTION AND ENFORCEMENT

9.1               Inventorship. Inventorship of inventions conceived of and/or reduced to practice during the Term in connection with performance of the Research Program or other activity or obligation under this Agreement will be determined in accordance with U.S. patent laws. This Agreement will be understood to be a joint research agreement under 35 U.S.C. § 102(c) entered into for the purpose of researching, identifying and developing Licensed Compounds and Licensed Products under the terms set forth herein.

9.2               Ownership.

(a)                Ownership of Inventions and Information. As between the Parties, BMS will own all BMS Collaboration Inventions and all BMS Collaboration Patents. As between the Parties, Exscientia will own all Exscientia Collaboration Inventions and all Exscientia Collaboration Patents. BMS and Exscientia will jointly own all Joint Collaboration Inventions and all Joint Collaboration Patents. In addition, BMS will own all Information and Materials solely conceived of or solely generated by or on behalf of BMS or which relate exclusively to a BMS Compound, Exscientia will own all Information and Materials solely conceived of or solely generated by or on behalf of Exscientia, and the Parties will jointly own all Information and Materials jointly conceived of or jointly generated by or on behalf of both Parties. For clarity, Information that relates exclusively to a BMS Compound as defined in this Agreement shall be owned by BMS.

(b)                Exceptions. As set forth in Section 7.7, Exscientia hereby assigns one-half (1/2) of its right, title and interest in and to each Ex-US Product Specific Patent Controlled by Exscientia to BMS.

9.3               Prosecution.

(a)                Control of Prosecution. As between the Parties, in all jurisdictions in the Territory, (i) BMS will have the sole and exclusive right, but not the obligation, to Prosecute the BMS Collaboration Patents, the BMS Compound Patents and the Product Specific Patents; (ii) Exscientia will have the sole and exclusive right, but not the obligation, to Prosecute any Background Patents that are not Product Specific Patents and Exscientia Collaboration Patents that are not Product Specific Patents; and (iii) BMS will have the first right, but not the obligation, to Prosecute the Joint Collaboration Patents that are not Product Specific Patents, and Exscientia will have a back-up right to these activities.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)                Where Exscientia has a back-up right to Prosecute Patents under Section 9.3(a), the Party leading the Prosecution activities shall (i) keep the other Party informed as to material developments, including by providing copies of all substantive office actions, examination reports, communications and any other substantive documents to or from any patent office or court; (ii) consult with the other Party, including in connection with filing strategy and prosecution; (iii) provide the other Party with a reasonable opportunity to comment substantively prior to taking material actions (including the filing of initial applications); and (iv) in good faith consider any reasonable comments made by and actions recommended by the other Party; provided, however, that the other Party does so consistent with any applicable deadlines; provided, further, that the Party leading the Prosecution shall in any event have final decision-making authority with respect to such Prosecution activities.

(c)                Costs. Each Party shall bear and be solely responsible for all costs it incurs after the Effective Date in connection with Prosecution under this Section 9.3.

(d)                Cooperation. The Parties shall reasonably cooperate with one another with respect to Prosecution activities under this Section 9.3, including, for example, by executing powers of attorney. Each Party agrees to make its employees, agents, and consultants reasonably available to the other Party (and to the other Party’s authorized attorneys, agents or representatives) to enable the other Party to undertake such activities.

(e)                Data. (i) BMS will decide whether and how data constituting Background Know-How or Collaboration Know-How in each instance that reasonably relates to a Collaboration Target, Licensed Compound, and/or Licensed Product or constituting BMS Compound Know-How may be included in any Patents, and all data, results and information in the Licensed Compound Data Package transferred to BMS may be used freely by BMS and BMS shall decide on how to use such Information in support of any Prosecution under this Section 9.3. (ii) Exscientia will decide whether and how data constituting Background Know-How or Collaboration Know-How in each instance that does not reasonably relate to a Collaboration Target, Licensed Compound, or Licensed Product may be included in any Patents. (iii) In making decisions under this Section 9.3(e), the Parties shall coordinate and collaborate with one other.

(f)                 Patent Term Restoration. BMS shall have the sole and exclusive right, but not the obligation, to identify the Patent(s) that will receive any patent term restoration (including patent term extensions and supplemental protection certificates) with regard to any and all Licensed Products, except that BMS may exercise this sole and exclusive right as to a Patent Controlled by Exscientia only if such Patent is (i) a Product Specific Patent and/or (ii) a Patent claiming Information that is necessary for the Development or Commercialization of a Licensed Product (each such Patent, an “Exscientia PTR Patent”).  Once a Patent is identified pursuant to this right for patent term restoration with regard to a Licensed Product, the Parties will cooperate to seek and procure such patent term restoration, including by executing and providing any necessary documents.  BMS may request that Exscientia obtains patent term restoration for a Patent Controlled by Exscientia that is not an Exscientia PTR Patent, but Exscientia has the sole and exclusive right to decide whether any patent term restoration will be sought for any such Patents.  In addition, Exscientia covenants that no patent term restorations (including patent term extensions and supplemental protection certificates) will be sought or procured for any Exscientia PTR Patent with regard to any pharmaceutical product, without the prior written consent of BMS, not to be unreasonably withheld, conditioned, or delayed.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

9.4               Patent Defense and Enforcement.

(a)                Control of Defense and Enforcement. As between the Parties, in all jurisdictions in the Territory, (i) BMS will have the sole and exclusive right, but not the obligation, to Defend and Enforce the BMS Collaboration Patents, the BMS Compound Patents, the Product Specific Patents, and the Joint Collaboration Patents in all proceedings; (ii) Exscientia will have the sole and exclusive right, but not the obligation, to Defend and Enforce any Background Patents that are not Product Specific Patents and any Exscientia Collaboration Patents that are not Product Specific Patents in any actions or proceedings that are not primarily related to a Licensed Compound or a Licensed Product (including generics or biosimilars of such products); (iii) BMS will have the sole right, but not the obligation, to Defend and Enforce any Background Patents that are not Product Specific Patents and any Exscientia Collaboration Patents that are not Product Specific Patents in any actions or proceedings that are primarily related to a Licensed Compound or a Licensed Product (including generics or biosimilars of such products).

(b)                Costs. Each Party shall bear and be solely responsible for all costs it incurs after the Effective Date in connection Defense and Enforcement under this Section 9.4.

(c)                Cooperation. The Parties shall reasonably cooperate with one another with respect to Defense and Enforcement under this Section 9.4, including, for example, by joining an action as a party to the action if required by Applicable Law for standing. Each Party agrees to make its employees, agents, and consultants reasonably available to the other Party (and to the other Party’s authorized attorneys, agents or representatives) to enable the other Party to undertake such activities.

(d)                Notification. The Parties will promptly notify each other of (i) any actual, threatened, alleged or suspected infringement by a Third Party of any Exscientia Licensed Patents or BMS Licensed Patents, including, for example, receipt or knowledge of a paragraph IV patent certification by a Third Party filing an ANDA or an application under section 505(b)(2) of the FD&C Act; and (ii) any actual, threatened, alleged or suspected challenge of any Exscientia Licensed Patents or BMS Licensed Patents. Such notification and copies will be sent by facsimile and overnight courier to BMS at the address set forth below, and to Exscientia at the address specified in Section 17.5.

Bristol-Myers Squibb Company

[****]

(e)                Settlement. A settlement, consent judgment, or other voluntary final disposition of an action or proceeding with respect to Defense and Enforcement under this Section 9.4 may be entered into by the Party that is controlling the Defense or Enforcement without the consent of the other Party; provided, however, that any such settlement, consent judgment or other voluntary final disposition of any action or proceeding shall not, without the prior written consent of such other Party, (i) impose any liability or obligation on such other Party or any of its Affiliates; (ii) conflict with or reduce the scope of the subject matter claimed in the applicable Patent; (iii) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights or licenses granted to such other Party under this Agreement; or (iv) otherwise adversely affect the rights of such other Party under this Agreement in any respect.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f)                 Recoveries. The Party that is controlling the Defense or Enforcement of a Patent under this Section 9.4 will receive one-hundred percent (100%) of any monetary damages that are recovered and are tied to that Patent. Any recoveries for lost revenues due to infringing activities will be treated as Net Sales of the relevant Licensed Product.

9.5               Third Party Rights.

(a)                The Parties will promptly notify each other of any written allegation that any activity pursuant to this Agreement infringes the Patent rights of any Third Party.

(b)                Subject to Section 9.5(c), (d) and (e), with respect to any Third Party Patent under Section 9.5(a), BMS will have the first right to pursue, at its expense, obtaining a license with respect to such Third Party Patent rights to the extent that such Patent rights Cover the composition, formulation, method of use and/or method of manufacture of any Licensed Compound and/or Product. Subject to Section 9.5(c), (d) and (e), in the case where BMS elects not to obtain such a license, Exscientia shall have the right to pursue, at its expense, obtaining a license with respect to such Third Party Patent.

(c)                Notwithstanding the foregoing, in the case a claim of infringement of a Patent is brought against a Party in a suit or other action or proceeding with respect to any Third Party Patent under Section 9.5(a), such Party will have the right, at its own expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding. If both Parties are named, the Parties shall meet and determine who is best situated to lead any such suit or other action or proceeding.

(d)                Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim under this Section 9.8 in any manner that would (i) limit or restrict the ability of BMS (or its Affiliates or Sublicensees, as applicable) to manufacture, sell or Commercialize Licensed Products anywhere in the Territory or (ii) impose any obligation, restriction or limitation on the other Party.

(e)                The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this Section 9.5.

9.6               Disclosure of Inventions. To the extent relating to any Collaboration Target, Licensed Compound or Licensed Product (including methods of making a Licensed Compound), each Party will promptly disclose to the other Party all invention disclosures submitted to such Party by its or its Affiliates’ employees describing Collaboration Inventions. Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

9.7               Personnel Obligations. Prior to receiving any Confidential Information or beginning work under this Agreement relating to any discovery or research of a Collaboration Target or to any discovery, research, Development or Commercialization of a Licensed Compound or a Product, each employee, agent or independent contractor of BMS or Exscientia or of either Party’s respective Affiliates will be bound in writing by non-disclosure and invention assignment obligations which are consistent with the obligations of BMS or Exscientia under this Agreement (provided that where necessary in the case of a Third Party (i) such Third Party shall agree to grant BMS or Exscientia, as the case may be, an exclusive license with the right to grant sublicenses with respect to resulting inventions and Patents and (ii) the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Information shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than seven (7) years after the date of disclosure to the Third Party).

9.8               Further Action. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9; provided, however, that neither Party will be required to take any action pursuant to Article 9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

9.9               Disputes Regarding Valid Claim and Inventorship. As set forth in the definition of Valid Claim, disputes between the Parties as to whether a claim of a pending application within the Exscientia Licensed Patents is a Valid Claim shall be resolved by arbitration pursuant to Section 16.2 with the/each arbitrator being an attorney having appropriate expertise in patent law.  In addition, any dispute between the Parties regarding the inventorship of Collaboration Inventions shall be determined in accordance with U.S. patent law and resolved by arbitration pursuant to Section 16.2 with the/each arbitrator being an attorney having appropriate expertise in U.S. patent law. Accordingly, such disputes under this Section 9.9 shall be treated as a Dispute subject to resolution under Section 16.2. In the case of any such dispute under this Section 9.9, prior to any such arbitration, the Parties shall first meet (through their Patent Contacts and other representatives) and discuss in good faith a possible resolution of such dispute.

10.           TRADEMARKS

10.1           Licensed Product Trademarks. BMS shall have the sole and exclusive rights, but not the obligation, to select (including the creation, searching and clearing), register, maintain, police and enforce all trademarks for use in connection with the marketing, sale or distribution of Licensed Products in the Field in the Territory, including the brand name of any Licensed Products (collectively, the “Licensed Product Marks”). BMS and/or its Affiliates shall own all Licensed Product Marks, and all trademark registrations for said marks.

10.2           Use of Name. Neither Party shall, without the other Party’s prior written consent, use (a) any trademarks or other marks of the other Party (including the other Party’s corporate name), or (b) any trademarks, advertising taglines or slogans confusingly similar thereto, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

10.3           Further Actions. Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 10; provided, however, that neither Party shall be required to take any action pursuant to Article 10 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.           EXCLUSIVITY

11.1           Exscientia Exclusivity. During the Term, for as long as a Collaboration Target is a Collaboration Target, Exscientia shall not, whether alone, with any Affiliate or any Third Party, engage directly or indirectly in the research, discovery, development, exploitation or commercialization anywhere in the Territory of (a) any Target Compound for such Collaboration Target, (b) any product constituting, incorporating, comprising or containing a Target Compound for such Collaboration Target, or (c) any Compound that binds to, modulates, is designed to bind to, or is designed to modulate such Collaboration Target (excluding, for the avoidance of doubt, a previously designated Collaboration Target replaced in accordance with Section 3.3).

11.2           Assignment, Transfer or Other Disposal of Rights; License. During the Term, for as long as a Collaboration Target is a Collaboration Target, Exscientia shall not (except for the rights granted to BMS hereunder) (a) sell, assign, transfer, convey, encumber or otherwise dispose of any of its rights, title and interest in and to such Collaboration Target, any Target Compound for such Collaboration Target (including, for clarity, any Diagnostic for any such Target Compound), or any product constituting, incorporating, comprising or containing any Target Compound for such Collaboration Target; or (b) grant a license, sublicense or other rights to any Third Party (or grant options to any such Third Party) to discover, research, develop, manufacture, commercialize or otherwise exploit any Target Compound for such Collaboration Target or any product constituting, incorporating, comprising or containing any Target Compound for such Collaboration Target, other than engaging Third Party subcontractors for the performance of the Research Program pursuant to this Agreement (in accordance with the Research Plan). For clarity, Exscientia may not license any Exscientia Licensed IP if such license would prevent BMS from obtaining or maintaining those rights specified in and pursuant to this Agreement, including the licenses to BMS set forth in Article 7, or prevent Exscientia from being able to perform its obligations under this Agreement.

11.3           Exceptions for Exscientia Acquired Programs and Acquirer Programs.

(a)                Notwithstanding Sections 11.1 and 11.2, in the event that:

(i)                 Exscientia or any of its Affiliates acquires a Third Party (by merger, sale, consolidation, reorganization, or other similar transaction) so that such Third Party becomes an Affiliate of Exscientia, or Exscientia or any of its Affiliates acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof), and as of the date of such acquisition such Third Party has, or the acquired assets contain, a program or product that existed prior to such acquisition that would otherwise violate Section 11.1 or 11.2 (an “Acquired Program”), then: Exscientia shall not be deemed to be in violation of Section 11.1 or 11.2 provided that (A) Exscientia promptly offers to BMS such program or product for inclusion under this Agreement, (B) upon receipt of such notice, BMS shall have the right, in its sole discretion, to include such program or product under this Agreement, and (C) (1) if BMS elects to include such program or product, then each product under such program, or each such product, as applicable, shall be deemed a Licensed Compound and/or Licensed Product, as applicable, subject to the terms and conditions of this Agreement or (2) if BMS elects not to include such program or product, then Exscientia shall nevertheless be deemed not to be in violation of Section 11.1 or 11.2 so long as Exscientia either (I) divests its rights to such Acquired Program in accordance with Section 11.3(b), or (II) terminates such Acquired Program in accordance with Section 11.3(c), and in each case ((I) or (II)), provides prompt written notice to BMS within thirty (30) days after the closing of the acquisition of such Acquired Program and whether Exscientia is electing (I) or (II); or

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)               (A) Exscientia is acquired by a Third Party pursuant to a Change of Control Transaction so that such Third Party becomes an Affiliate of Exscientia or Exscientia ceases to exist (e.g., as a result of being merged into such Third Party or an Affiliate of such Third Party) and (B), as of the date of such acquisition, such Third Party or any Affiliate of such Third Party has a program or product that would otherwise violate Section 11.1 or 11.2 (the program or product under this clause (ii), an “Acquirer Program”), then:

(1)                if [****] have been met for the Collaboration Target that is the same Target as the Target for the Acquirer Program (or [****]), Exscientia or such Third Party shall not be deemed to be in violation of Section 11.1 or 11.2 and Exscientia shall segregate such Acquirer Program in accordance with Section 11.3(d); and

(2)                if [****] have not been met and [****], Exscientia or such Third Party shall not be deemed to be in violation of Section 11.1 or 11.2 provided that such Third Party either (I) divests its rights to such Acquirer Program in accordance with Section 11.2(b), (II) terminates such Acquirer Program in accordance with Section 11.2(c) or (III) [****], and in each case ((I), (II) or (III)), Exscientia or such Third Party provides prompt written notice to BMS within thirty (30) days after the closing of the acquisition of Exscientia whether such Third Party is electing (I), (II) or (III). For the avoidance of doubt, where [****] have not been met and [****] and [****], the Third Party acquirer must either divest or terminate such Acquirer Program. For the further avoidance of doubt, whenever [****], then the Third Party Acquirer shall not be required to divest or terminate such Acquirer Program and may retain such Acquirer Program provided it segregates such Acquirer Program in accordance with Section 11.3(d).

(b)                Divestment of Acquired Program or Acquirer Program. If Exscientia (or its Affiliate) or the applicable Third Party acquirer elects to divest its rights to an Acquired Program or Acquirer Program, as applicable, then Exscientia (and its Affiliates, if applicable) or the applicable Third Party will divest all rights in such Acquired Program or Acquirer Program to a Third Party within [****] after the closing of the applicable acquisition under Section 11.3(a); provided that, for so long as Exscientia or its Affiliates retain such Acquired Program or Acquirer Program, Exscientia shall ensure that such Acquired Program or Acquirer Program is segregated in accordance with Section 11.3(d).

(c)                Termination of Acquired Program or Acquirer Program. If Exscientia (or its Affiliate) elects to terminate the Acquired Program or Acquirer Program, as applicable, then Exscientia (and its Affiliates, if applicable) will cease any activities under such Acquired Program or Acquirer Program as soon as reasonably practicable and in any event within [****] days of the closing of the applicable acquisition under Section 11.3(a), giving due consideration to ethical concerns and requirements under Applicable Law; provided that, for so long as Exscientia or its Affiliates continues such Acquired Program or Acquirer Program, Exscientia or the Third Party, as applicable, shall ensure that such Acquired Program or Acquirer Program is segregated in accordance with Section 11.3(d).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)                Segregation of Programs. If: (A) Exscientia or the Third Party, as applicable, has elected to divest or terminate an Acquired Program or Acquirer Program in accordance with Section 11.3(b) or 11.3(c), then solely during the applicable divestiture or termination period as set forth above or (B) the Third Party acquirer is permitted to retain and segregate an Acquirer Program under Section 11(a)(ii), Exscientia or such Third Party shall not be deemed to be in violation of Section 11.1 or 11.2 and Exscientia or such Third Party may conduct such Acquirer Program or Acquired Program, as applicable, subject to this Section 11.3(d); provided that Exscientia or such Third Party shall ensure that (i) none of the Exscientia Licensed IP, Collaboration IP or Confidential Information of BMS will be used in the Acquirer Program or Acquired Program (including that none of the Exscientia Licensed IP, Collaboration IP or Confidential Information of BMS will be provided to any personnel working on the Acquirer Program or Acquired Program); (ii) no personnel of Exscientia, including any employee, contractor or consultant of Exscientia, as of the date of the consummation of the transaction involving the Acquired Program or Acquirer Program shall be allowed to work on the Acquired Program or Acquirer Program; (iii) the Acquirer Program or Acquired Program, as applicable, will be conducted separately from any activities conducted under this Agreement (including the conduct of the Research Program), including the maintenance of separate lab notebooks and records and utilization of separate personnel; and (iv) Exscientia or such Third Party will put in place firewalls and other protections reasonably acceptable to BMS that are reasonably designed to ensure that the foregoing clauses (i)-(iii) are complied with.

(e)                If, pursuant to Section 11(a)(ii), the Third Party acquirer is permitted to retain and segregate an Acquirer Program, (i) BMS shall have the right, in its sole discretion, of taking over the Development of all Target Compounds being Developed under this Agreement for the Collaboration Target that is the same Target as the Target for the Acquirer Program (but, for the avoidance of doubt, not the Target Compounds being Developed by such Third Party acquirer for such Acquirer Program), and (ii) for any Target that becomes an Additional Target after the Effective Date, BMS shall have the right, in its sole discretion to designate such Target as an Additional Target without paying the target designation fee under Section 3.3(a).

12.          CONFIDENTIALITY

12.1           Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Information that the Receiving Party can demonstrate by competent written proof:

(a)                was already known to the Receiving Party or any of its Affiliates without any obligation of confidentiality or restriction on use with respect thereto at the time of disclosure by the other Party;

(b)                was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)                became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)                is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without any obligation of confidentiality or restriction on use with respect thereto; or

(e)                is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party.

To the extent relating specifically to Licensed Compounds or Licensed Products, all Information generated by Exscientia in the performance of the Research Program or otherwise disclosed by Exscientia in connection with the conduct of the Parties under this Agreement shall be treated as the Confidential Information of BMS for so long as this Agreement is in effect with respect to such Licensed Compounds and Licensed Products. Each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to recipients to the extent as expressly permitted under this Agreement, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement and who are subject to written obligations of confidentiality and non-use with respect to such Confidential Information at least equivalent in scope as and no less restrictive than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 12.1; provided that each Party shall remain responsible for any failure by any such recipient to treat such Confidential Information as required under this Section 12.1.

12.2           Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)                filing or prosecuting Patents in accordance with Article 9;

(b)                subject to Section 12.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of a Licensed Compound or Product, as required in connection with any filing, application or request for Regulatory Approval, provided that reasonable measures will be taken to assure confidential treatment of such information;

(c)                prosecuting or defending litigation;

(d)                subject to Section 12.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(e)                disclosure to its Affiliates, employees, agents, independent contractors and any Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by written obligations of confidentiality and non-use at least equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding the use and disclosure of Confidential Information shall be as long as can be reasonably negotiated with such disclosee, but in any event no less than seven (7) years after the date of disclosure to the disclosee;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f)                 in the case of Exscientia, disclosure of the stage of Development of Licensed Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding the use and disclosure of such Confidential Information shall be no less than [****] years after the date of disclosure to the disclosee;

(g)                disclosure of the material terms of this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding the use and disclosure of such Confidential Information shall be no less than seven (7) years after the date of disclosure to the disclosee; and

(h)                disclosure pursuant to Section 12.5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Nothing in Section 12.1 or 12.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3           Publicity; Terms of Agreement.

(a)                The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. Except as set forth in Sections 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party. The Parties have agreed that Exscientia may make a public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit E on or after the Effective Date. Exscientia agrees to provide BMS at least twenty-four (24) hours notice prior to issuing such press release.

(b)                Each Party may disclose the terms of this Agreement in the case of a press release or governmental filing (including any prospectus in connection with an IPO or other securities offering) to the extent required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), provided that the disclosing Party shall give prior advance notice (to the extent it reasonably can) of the proposed text of such release or filing to the other Party for its prior review but shall not be required to obtain approval therefor.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)                The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [****] Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d)                Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 through Section 12.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

12.4           Publications. Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 shall apply with respect to disclosures required by the SEC or other Governmental Authorities or stock exchanges and/or for regulatory filings. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had thirty (30) days to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, BMS shall not have the right to publish or present Exscientia’s Confidential Information without Exscientia’s prior written consent, and Exscientia shall not have the right to publish or present BMS’ Confidential Information without BMS’ prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate. This Section 12.4 shall not limit and shall be subject to Section 12.5.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Nothing contained in this Section 12.4 shall prohibit the inclusion of information in a patent application claiming, and in furtherance of, the manufacture, use, sale or formulation of a Licensed Compound or Licensed Product, provided that the non-filing Party is given a reasonable opportunity to review, comment upon and/or approve the information to be included prior to submission of such patent application, where and to the extent required by Article 9 hereof. Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials of Licensed Compounds and Licensed Products. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided that each Party will use reasonable efforts to prevent publication prior to the filing of relevant patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.5           Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements. Each Party agrees to comply, with respect to the Licensed Compounds and Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) any applicable court order, stipulations, consent agreements and settlements entered into by such Party, and (c) BMS’ Research and Development policy concerning Clinical Trials Registration and Disclosure of Results as amended from time to time and other BMS policies or other policies adopted by it for the majority of its other pharmaceutical products with regard to the same (to the extent the same either are not in direct conflict with the documents referred to in clauses (a) and (c) above and, in the case of Exscientia, to the extent such policies are provided by BMS to Exscientia in writing prior to requiring their implementation under this Agreement).

12.6           Effect of Change of Control of Exscientia. If Exscientia or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control Transaction), Exscientia shall take reasonable steps to limit data access and sharing between Exscientia personnel working on the Research Program or having access to data from the Research Program or any BMS Confidential Information and Exscientia personnel working on other research programs.

12.7           Termination of Prior CDA. This Agreement terminates, as of the Effective Date, the Prior CDA. All Information exchanged between the Parties under the Prior CDA shall be deemed Information exchanged under this Agreement, and shall be subject to the terms and conditions of this Agreement.

13.           TERM AND TERMINATION

13.1           Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall continue, on a Licensed Product-by-Licensed Product and country-by-country basis until such time as neither Party has any obligation to the other under this Agreement in such country with respect to such Licensed Product (the “Term”).

13.2           Termination by BMS at Will or for Safety Reasons.

(a)                Termination by BMS at Will. BMS shall have the right to terminate this Agreement as a whole or on a country-by-country and/or Collaboration Target-by-Collaboration Target basis upon [****] months prior written notice to Exscientia in the case where Regulatory Approval has not been obtained for any applicable Licensed Product in either the U.S. or the EU, or upon [****] months prior written notice to Exscientia in the case where Regulatory Approval has been obtained in either the U.S. or the EU for an applicable Product. Following any such notice of termination under this Section 13.2(a), no milestone payments will be due on milestones achieved during the period between the notice of termination and the effective date of termination with respect to this Agreement as a whole, or the applicable Collaboration Target(s) if terminated with respect to one or more Collaboration Target(s); provided, however, that (i) during the period between the notice of termination under this Section 13.2(a) and the effective date of termination, Exscientia’s diligence obligations under Sections 3.1, 3.7 and 4.1 and BMS’ diligence obligations under Sections 3.7, 4.1 and 5.1 shall not apply and (ii) [****].

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)                Termination by BMS for Safety Reasons. BMS may terminate this Agreement on a Licensed Compound-by-Licensed Compound, Licensed Product-by-Licensed Product or Collaboration Target-by-Collaboration Target basis as to the entire Territory or with respect to any country (on a country-by-country basis) upon written notice to Exscientia based on Safety Reasons. Upon such termination for Safety Reasons, BMS (or the applicable Affiliate or Sublicensee of BMS) shall be responsible, at its expense, for the wind-down of any Development of the applicable Licensed Compound or Licensed Product (including any Clinical Trials for the applicable Licensed Product being conducted by or on behalf of BMS) and any Commercialization activities for the applicable Licensed Product. Such termination shall become effective upon the date that BMS notifies Exscientia in writing that such wind-down is complete. Following any such notice of termination under this Section 13.2(a), no milestone payments under Section 8.3 will be due on milestones achieved during the period between the notice of termination and the effective date of termination provided that, during the period between the notice of termination under this Section 13.2(b) and the effective date of termination, Exscientia’s diligence obligations under Sections 3.1, 3.7 and 4.1 and BMS’ diligence obligations under Sections 3.7, 4.1 and 5.1 shall not apply. BMS’ (or any Affiliate’s or any Sublicensee’s) decision to terminate for a Safety Reason shall be final, and Exscientia may not arbitrate or litigate such decision. If BMS terminates any Licensed Product or Collaboration Target for a Safety Reason, Section 13.7 will not apply.

13.3           Termination for Breach.

(a)                Subject to Sections 13.3(b) and (c), either Party may terminate this Agreement with respect to any Licensed Product (on a Licensed Product-by-Licensed Product basis) as to the entire Territory or with respect to any country (on a country-by-country basis), in the event the other Party materially breaches this Agreement, and such breach shall have continued for ninety (90) days (or, in the event that the default is a non-payment default that cannot be cured within such ninety (90) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach within such ninety (90) day period) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (a “Termination Notice”). Except as set forth in Section 13.3(b), any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach prior to the expiration of the ninety (90) day period (or, if such default cannot be cured within such ninety (90) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach). Any such Termination Notice shall state the terminating Party’s intent to terminate, the reasons and justification for such termination and recommended steps which the terminating Party believes the breaching Party should take to cure such alleged breach.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)                If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within said ninety (90) day period after receiving such Termination Notice, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) with respect to the applicable Licensed Product and country or countries unless and until arbitrator(s), in accordance with Article 16, have determined that the alleged breaching Party has materially breached this Agreement with respect to such Licensed Product and country or countries and such Party fails to cure such breach within ninety (90) days following the decision of such arbitrator(s) (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) Business Days following decision of such arbitrator(s)). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)                Section 13.3(a) shall not apply to or encompass a breach (or alleged breach) of BMS’ obligation to use Diligent Efforts as set forth in Section 3.7, 4.1 or 5.1, and for which a right to terminate, if any, for any such breach shall be governed solely by Section 13.4.

(d)                No milestone payments by BMS will be due under Section 8.3 on milestones achieved, with respect to the applicable country(ies) for which termination is sought, during the period between the notice of termination under Section 13.3(a) and the effective date of termination; provided, however, if the allegedly breaching Party provides notice of a dispute pursuant to Section 13.3(b) and such dispute is resolved in a manner in which no termination of this Agreement with respect to such country(ies) occurs, then upon such resolution BMS will promptly pay to Exscientia the applicable milestone payment (plus interest at the rate set forth in Section 8.13) for each milestone achieved during the period between the notice of termination under this Section 13.3 and the resolution of such dispute, and (ii) subject to Section 13.3(b), during the period between the notice of termination under Section 13.3(a) and the effective date of termination, Exscientia’s diligence obligations under Sections 3.1, 3.7 and 4.1 and BMS’ diligence obligations under Sections 3.7, 4.1 and 5.1 shall not apply.

13.4           Termination by Exscientia for Failure of BMS to Use Diligent Efforts.

(a)                Subject to Sections 13.4(d), 13.6 and 13.7, Exscientia shall have the right to terminate this Agreement:

(i)                 on a Major Market-by-Major Market basis with respect to a Collaboration Target if BMS is in material breach of its obligation to use Diligent Efforts as set forth in Section 4.1 with respect to such Collaboration Target in such Major Market and on a Major Market-by-Major Market basis with respect to a Licensed Product if BMS is in material breach of its obligation to use Diligent Efforts as set forth in Section 5.1; provided, however, such license shall not so terminate unless (A) BMS is given six (6) months prior written notice by Exscientia of Exscientia’s intent to terminate, stating the reasons and justification for such termination and recommending steps which Exscientia believes BMS should take to cure such alleged breach, and (B) BMS, or its Affiliates or Sublicensee, has not (1) during the sixty (60) day period following such notice, provided Exscientia with a plan for the diligent Development of a Licensed Product with respect to such Collaboration Target in the Field in such Major Market as set forth in Section 4.1 or a plan for the diligent Commercialization with respect to such Licensed Product in such Major Market as set forth in Section 5.1 and (2) during the six (6) month period following such notice carried out such plan and cured such alleged breach by diligently pursuing the Development of a Licensed Product with respect to such Collaboration Target in the Field in such Major Market as set forth in Section 4.1 and carried out such plan and cured such alleged breach by diligently pursuing the Commercialization of the Licensed Product with respect to such Major Market as set forth in Section 5.1.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)               on a Collaboration Target-by-Collaboration Target basis if BMS is in material breach of its obligations under Section 3.7 with respect to such Collaboration Target; provided, however, this Agreement shall not so terminate unless (A) BMS is given six (6) months prior written notice by Exscientia of Exscientia’s intent to terminate, stating the reasons and justification for such termination and recommending steps which Exscientia believes BMS should take to cure such alleged breach, and (B) BMS, or its Affiliates, has not (1) during the sixty (60) day period following such notice, provided Exscientia with a plan for the cure of such alleged breach and (2) during the six (6) month period following such notice carried out such plan and cured such alleged breach (or, if such alleged breach cannot be cured within such six (6) month period, if BMS has not commenced and diligently continued good faith efforts to cure such breach).

(b)                If BMS disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Exscientia pursuant to Section 13.4(a), and if BMS provides notice to Exscientia of such dispute within the sixty (60) days following such notice provided by Exscientia, Exscientia shall not have the right to terminate this Agreement unless and until the existence of such material breach by BMS has been determined in accordance with Article 16 and BMS fails to cure such breach within ninety (90) days following such determination. Except as set forth in Section 13.4(d), it is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)                No milestone payments by BMS will be due under Section 8.3 on milestones achieved, with respect to the applicable country(ies) and Collaboration Target for which termination is sought if termination is being sought under Section 13.4(a), during the period between the notice of termination under Section 13.4(a) and the effective date of termination; provided, however, (i) if BMS provides notice of a dispute pursuant to Section 13.4(b) and such dispute is resolved in a manner in which no termination of this Agreement with respect to such country(ies) occurs with respect to the applicable Collaboration Target, then upon such resolution BMS will promptly pay to Exscientia the applicable milestone payment (plus interest at the rate set forth in Section 8.13) for each milestone achieved during the period between the notice of termination under this Section 13.4 and the resolution of such dispute, and (ii) subject to Section 13.3(b), during the period between the notice of termination under Section 13.4(a) and the effective date of termination, Exscientia’s diligence obligations under Sections 3.1, 3.7 and 4.1 and BMS’ diligence obligations under Sections 3.1, 3.7, 4.1 and 5.1 shall not apply.

(d)                For clarity and subject to Section 13.6, (i) any termination pursuant to Section 13.4(a)(i) for a material breach of BMS’ obligation to use Diligent Efforts as set forth in Section 4.1 shall be specific to a particular Major Market and Collaboration Target, and accordingly any such termination shall have no effect and shall not in any way limit the licenses granted under this Agreement to BMS with respect to (1) any other Collaboration Target or (2) any Licensed Products targeting the Collaboration Target for which the termination is applicable in any other Major Market countries, and (ii) any termination pursuant to Section 13.4(a)(i) for a material breach of BMS’ obligation to use Diligent Efforts as set forth in Section 5.1 shall be specific to a particular Major Market and Licensed Product, and accordingly any such termination shall have no effect and shall not in any way limit the licenses granted under this Agreement to BMS with respect to (1) any other Licensed Product, or (2) such Licensed Product in any other Major Markets. For clarity, any termination pursuant to Section 13.4(a)(ii) shall be specific to a particular Collaboration Target or a particular Licensed Product, and accordingly any such termination shall have no effect with respect to any other Collaboration Target or any other Licensed Product, respectively.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.5        Termination for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within forty-five (45) days after the filing thereof. “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

13.6        Limitations on Termination Remedy.

(a)                Notwithstanding anything herein to the contrary, in the event that: (A) Exscientia terminates, or has the right to terminate, this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to a Collaboration Target in all of the Major Markets, then Exscientia shall have the right to terminate this Agreement with respect to such Collaboration Target in the entire Territory, (B) Exscientia shall not have the right to terminate this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to any Major European Country (or any other country in the EU) unless and until Exscientia has such right to terminate this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to such Collaboration Target with respect to any three or more Major European Countries, and (C) Exscientia has the right to terminate this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to such Collaboration Target with respect to any three or more Major European Countries, then Exscientia shall have the right to terminate this Agreement with respect to such Collaboration Target in all of the EU.

(b)                If the applicable termination event under Section 13.3 or 13.4(a)(i) relates to a country outside the EU (other than Japan) from which the Licensed Product sold in such country under a label approved for sale in such country is permitted under Applicable Law in the U.S. to be imported for sale into the U.S. under the same label and approval, then Exscientia shall not have the right to terminate the license with respect to such country if BMS is then in compliance with its obligations to use Diligent Efforts under Sections 4.1 and 5.1 for the applicable Licensed Compound or Licensed Product with respect to the U.S. In addition, if the applicable termination event relates to a country (other than the U.S. or Japan) from which Licensed Product sold in such country under a label approved for sale in such country is permitted under Applicable Law in the EU to be imported for sale into the EU under the same label and approval, then Exscientia shall not have the right to terminate the license with respect to such country if BMS is then in compliance with its obligations to use Diligent Efforts under Sections 4.1 and 5.1 for the applicable Licensed Compound or Licensed Product with respect to the EU.

(c)                For avoidance of doubt, any termination under this Article 13 with respect to a particular Collaboration Target or particular Licensed Product shall have no effect on and shall not in any way limit the licenses granted under this Agreement to BMS for Licensed Compounds and Licensed Products with respect to any other Collaboration Target or with respect to any other Licensed Product, respectively.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.7        Effects of Termination of this Agreement. Subject to Section7.1(f), upon termination of this Agreement by BMS under Section 13.2(a) or by Exscientia under Section 13.3, Section 13.4 or Section 13.5 (except as the application of such Sections may be limited as provided in a given subsection of this Section 13.7), the following shall apply with respect to the Terminated Compounds and Terminated Products and terminated country(ies) (in addition to any other rights and obligations under this Agreement with respect to such termination).

(a)                Upon termination of the Agreement with respect to a Collaboration Target with respect to a country, such terminated Collaboration Target (the “Terminated Target”) shall no longer be considered to be a Collaboration Target with respect to such country, and all rights licensed by Exscientia to BMS under Section 7.1 with respect to such country shall terminate and revert to Exscientia solely with respect to Terminated Compounds with respect to such Terminated Target, and Terminated Products containing such Terminated Compounds. “Terminated Compounds” means the Licensed Compounds with respect to such Terminated Target (i.e., that bind to and modulate the function and/or expression of such Terminated Target), provided, however, that Terminated Compounds shall exclude in any case (i) any BMS Compounds; (ii) any Compounds resulting from a discovery or research program based on any Compound of clause (i), including any derivative of any Compound of clause (i); (iii) any Compounds that are Covered by composition-of-matter claims of Patents owned or Controlled by BMS, and (iv) any Compounds Covered in Exscientia Licensed Patents that Cover any Compound of clause (i), (ii) or (iii). “Terminated Products” means Licensed Products containing such Terminated Compounds. Accordingly, upon termination of the Agreement in any country with respect to a Collaboration Target, such Collaboration Target shall no longer be considered to be a Collaboration Target in such country and such Target shall be a Terminated Target with respect to such terminated country.

(b)                Upon such Collaboration Target becoming a Terminated Target, BMS shall return to Exscientia all Exscientia Licensed Know-How and other Information provided by Exscientia with respect to the Terminated Compounds and Terminated Products for such Terminated Target.

(c)                The licenses granted to BMS in Section 7.1 shall terminate solely with respect to the Licensed Compounds and Licensed Products for the Terminated Target and country(ies) in which the termination becomes effective, provided that BMS shall retain a non-exclusive, worldwide license under Section 7.1 to sell, offer for sale and import the terminated Licensed Products during the Commercialization Wind-Down Period in accordance with Section 13.7(c) (including the right to sell such Terminated Products through BMS Sublicensees if BMS were using such Sublicensees to sell same prior to such termination date).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)                BMS, its Affiliates and Sublicensees shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Terminated Products in each terminated country of the Territory for which Regulatory Approval therefor has been obtained (provided that such Licensed Products shall have launched in each such terminated country as of the applicable effective date of termination), in accordance with the terms and conditions of this Agreement for a period of [****] months (the “Commercialization Wind-Down Period”), and any Licensed Products sold or disposed of during this Commercialization Wind-Down Period shall be subject to the same royalties as would have applied had this Agreement otherwise remained in full force and effect. Following such Commercialization Wind-Down Period, BMS, its Affiliates and Sublicensees shall not sell such terminated Licensed Products in such terminated country (ies) or make any representation regarding BMS’ status as a licensee of such Licensed Product in such country(ies).

(e)                Return of Confidential Information. Within thirty (30) days after the end of the Commercialization Wind-Down Period, BMS shall destroy all tangible items comprising, bearing or containing any Confidential Information of Exscientia that are in BMS’ or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Exscientia, as Exscientia may direct, at Exscientia’s expense; provided that BMS may retain one copy of such Confidential Information for its legal archives, and provided further that BMS shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(f)                 If Exscientia wants to initiate any work on any Terminated Target (which for the avoidance of doubt does not include any Collaboration Target for which BMS has granted a license to Exscientia under Section 8.3(i)) or any Terminated Compound or any Terminated Product for such Terminated Target and such Terminated Target, Terminated Compound or Terminated Product was not terminated for any Safety Reason, the Parties shall discuss, each acting reasonable and in good faith, the terms on which BMS would license (i) any BMS Collaboration IP and (ii) any Information and Patents Controlled by BMS and its Affiliates that is not BMS Collaboration IP and that were used by BMS under this Agreement in connection with such Terminated Target, and in the case of both (i) and (ii) that would be necessary to research, Develop and Commercialize Terminated Compounds and Terminated Products for such Terminated Target (but excluding any Information and Patents subsisting in the BMS Compounds and BMS Compound Inventions).

(g)                This Section 13.7 shall not apply to any Licensed Compound or any Licensed Product for a Collaboration Target where termination under this Article 13 occurs after the First Commercial Sale of the first Licensed Product for such Collaboration Target due to the licenses granted under Section 7.1 being irrevocable and perpetual at such time.

13.8         Effects of Termination of Agreement by BMS under Section 13.3(a) or Section 13.5. Upon termination of this Agreement by BMS under Section 13.3(a) or Section 13.5(a) the following shall apply:

(a)                all rights and licenses granted to BMS under this Agreement shall survive but shall become irrevocable and perpetual;

(b)                BMS shall continue to be subject to BMS’ obligations under Article 8; and

(c)                BMS shall have no further Diligent Efforts obligations under Sections 3.7, 4.1 or 5.1 with respect to the applicable Licensed Compounds and Licensed Products in the terminated country or countries.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.9           Assignment Back to Exscientia of Ex-US Product Specific Patents. Upon termination of this Agreement by Exscientia for any reason or by BMS under Section 13.2 with respect to any or all countries with respect to a Terminated Target, BMS shall assign and does hereby assign to Exscientia or Exscientia’s designee the entire right, title and interest in and to each Ex-US Product Specific Patent Covering Licensed Compounds with respect to the Terminated Target to which BMS obtained ownership rights pursuant to Section 7.7 for each terminated country, and BMS appoints Exscientia its attorney in fact solely to make such re-assignments and authorizes Exscientia to make such re-assignments. In each case, BMS shall execute and deliver to Exscientia a deed(s) of such assignment, in a mutually agreeable form, within thirty (30) days after the effective date of termination. Exscientia shall be responsible for recording all such assignments and BMS and its successors and assigns shall (a) reasonably cooperate with Exscientia’s efforts to do so, including satisfying the assignment and recording requirements of relevant patent offices and (b) reimburse Exscientia for all documented out-of-pocket expenses incurred by Exscientia in connection with this Section 13.9. In addition, BMS hereby grants Exscientia an exclusive, worldwide royalty-free license, with the right to grant sublicenses through multiple tiers, under its interest in the Ex-US Product Specific Patents during the period from the effective date of the applicable termination until the applicable Ex-US Product Specific Patents are actually re-assigned to Exscientia. Notwithstanding the foregoing, this Section 13.9 shall not apply to any Ex-US Product Specific Patent for any Licensed Compound or any Licensed Product for a Collaboration Target where termination under this Article 13 occurs after the First Commercial Sale of the first Licensed Product for such Collaboration Target.

13.10        Effects of Expiration of Agreement. Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13), on a Licensed Compound-by-Licensed Compound, Licensed Product-by-Licensed Product and country-by-country basis, the licenses granted to BMS under Article 7 with respect to Exscientia Licensed IP shall survive and shall be perpetual, irrevocable, fully paid-up, non-royalty-bearing and sublicensable through multiple tiers.

13.11        Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 15.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

13.12        Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.3(c), 3.4 (with respect to any obligation incurred or accrued prior to such expiration or termination), 3.5, 3.6 (first sentence), 3.8, 3.9, 3.10 (regarding non-disclosure and non-use obligations), 3.12, 6.3, 6.5 (regarding non-disclosure and non-use obligations), 7.1(d)(i), 7.1(f) 7.2 (regarding Third Party continuing obligations), 7.4, 7.5, 7.11, 8.3(i), 8.12-8.14, 8.16, 11.3(d) 14.3 and Articles 1 (to the extent necessary to interpret other surviving sections), 9, 12, 13, 15, 16 and 17. In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final payments with respect to Net Sales incurred or accrued prior to the date of termination or expiration. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

14.         REPRESENTATIONS AND WARRANTIES

14.1           Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a)                It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)                It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)                It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)                In the course of the Development of Licensed Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(e)                It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(f)                 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

(g)                It has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all Intellectual Property Rights created in the course of their employment.

(h)                All information and data provided by or on behalf of it to the other Party on or before the Effective Date in contemplation of this Agreement was provided in good faith and, to its knowledge, (i) is accurate and complete in all material respects and (ii) it has not failed to disclose (or cause to be disclosed) any material information or data that could reasonably be expected to cause the information and data that has been disclosed to the other Party on or before the Effective Date to be misleading in any material respect.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

14.2           Representations and Warranties and Covenants by Exscientia. Exscientia hereby represents and warrants as of the Effective Date and, where denoted below, covenants to BMS as follows:

(a)                The Background IP existing as of the Effective Date is free and clear from any Liens, and Exscientia has sufficient legal and/or beneficial title, ownership or license thereunder to grant the licenses to BMS as purported to be granted pursuant to this Agreement.

(b)                Exscientia has not entered into any agreements, either oral or written, with any Third Party relating to the Development, Commercialization or manufacture of any Target Compound for any Collaboration Target, any Licensed Compound or any Licensed Product.

(c)                Exscientia is not obligated to (and hereby covenants not to except as expressly permitted under this Agreement) design, make for and/or supply any Target Compound, any Licensed Compound or any Licensed Product to any Third Party.

(d)                Exscientia has not received any written notice from any Third Party asserting or alleging that the use of the Exscientia Licensed IP and Exscientia Platform IP as contemplated under this Agreement infringes the Intellectual Property Rights of such Third Party. To Exscientia’s knowledge, the Exscientia Licensed IP and Exscientia Platform IP existing as of the Effective Date was not obtained in violation of any contractual or fiduciary obligation owed by Exscientia or its employees or agents to any Third Party or through the misappropriation of any Intellectual Property Rights of any Third Party.

(e)                To Exscientia’s knowledge, the use of the Exscientia Background Technology and the Exscientia Platform IP by Exscientia to conduct the Research Program as contemplated as of the Effective Date to identify Target Compounds, Licensed Compounds and the Development, Commercialization and manufacture of such Target Compounds, Licensed Compounds and Licensed Products can be carried out without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Effective Date) or issued patents owned or controlled by a Third Party; provided, that Exscientia makes no representation with respect to any formulations or delivery devices or methods of treatment.

(f)                 There are no pending, and to Exscientia’s knowledge, no threatened actions, suits or proceedings against Exscientia involving the Background IP or Exscientia Platform IP as it relates to Collaboration Targets, Target Compounds, Licensed Compounds or Licensed Products.

(g)                To Exscientia’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Background IP and Exscientia Platform IP relating to Collaboration Targets, Target Compounds, Licensed Compounds or Licensed Products (in the case of pending claims, evaluating them as if issued as of the Effective Date).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(h)                Exscientia has not granted (and Exscientia covenants that during the Term it shall not grant, except in accordance with this Agreement) any license or any option for a license under the Background IP, Exscientia Licensed IP, Exscientia Platform IP or Collaboration IP to any Third Party to develop, make, use or sell in the Field any Target Compound, Licensed Compound or Licensed Product in any country in the Territory with respect to a Collaboration Target so long as the Collaboration Target remains a Collaboration Target under this Agreement. Exscientia has not granted or permitted to attach any Lien with respect to this Agreement or any of the Exscientia Background Technology, Exscientia Platform IP or Collaboration IP. Exscientia has not granted (and Exscientia covenants that during the Term it shall not grant) to any Third Party any right or license or option to enforce or obtain any patent term extension for any of the Product Specific Patents.

(i)                 Exscientia has not entered into any agreement with a Third Party or used any Information or Patents of a Third Party in connection with the generation or development of the Background IP or the Exscientia Platform IP, or incorporated any Information of a Third Party into the Background IP or the Exscientia Platform IP, in each case, where such agreement or such use or incorporation (i) grants, or obligates Exscientia to grant, any right, license or option (including a right of consent or a right of first negotiation) to any Third Party in, to or under any Collaboration IP or any Confidential Information of BMS or (ii) obligates Exscientia to disclose any Collaboration IP or any Confidential Information of BMS to a Third Party or to publicly disclose any Collaboration IP or any Confidential Information of BMS.

(j)                 Save to the extent disclosed in Exhibit N: (i) all inventors of any inventions included within the Background IP or the Exscientia Platform IP that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to Exscientia; and (ii) no present or former employee or consultant of Exscientia owns or has any proprietary, financial or other interest, direct or indirect, in the Background IP or the Exscientia Platform IP (other than any interest as a shareholder) that has not been assigned to Exscientia.

(k)                Exscientia has maintained and, unless otherwise agreed to by BMS, will maintain and keep in full force and effect all agreements and filings (including Patent filings, in accordance with Article 9) necessary to perform its obligations hereunder.

(l)                 There are no Third Party License Agreements as of the Effective Date. No Third Party has any right under any agreement with Exscientia, including a right of consent or a right of first negotiation, that would reasonably be expected to interfere with BMS’ exercise of its rights licensed under Section 7.1 hereof.

(m)              Prior to the Effective Date, Exscientia has not disclosed publicly or otherwise disclosed to any Third Party the structure of any Target Compound, except to a Third Party pharmaceutical company subject to confidentiality obligations under a written agreement with such company.

(n)                Exscientia has obtained all necessary consents and approvals, including any consents and approvals required by any Exscientia shareholder or investor, as may be required to enter into this Agreement and to grant to BMS the rights and licenses granted hereunder, and to perform its obligations hereunder.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

14.3           Representations and Warranties as of the Delivery Date of each Lead Optimization Data Package or Development Candidate Data Package. Whenever Exscientia delivers a Lead Optimization Data Package or a Development Candidate Data Package to BMS:

(a)                Exscientia shall provide BMS with a disclosure letter (a “Data Package Disclosure”); and

(b)                with respect to the Collaboration Target of such Lead Optimization Data Package or such Development Candidate Data Package and any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) for such Collaboration Target, except as disclosed in the relevant Data Package Disclosure, Exscientia represents and warrants to BMS that the representations and warranties set out in Exhibit M are true and accurate on the date that BMS receives such Lead Optimization Data Package or such Development Candidate Data Package (the “Delivery Date”).

14.4           No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 OR ELSEWHERE IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY LICENSED COMPOUND OR LICENSED PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15.          INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1           Indemnification by Exscientia for Third Party Claims. Exscientia shall defend, indemnify, and hold BMS, its Affiliates, and each of their respective officers, directors, employees, and agents (the “BMS Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BMS Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “BMS Claims”) against such BMS Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) any breach of any representation, warranty, covenant or obligation of Exscientia under this Agreement; (b) the gross negligence or willful misconduct of Exscientia, its Affiliates, or the officers, directors, employees, or agents of Exscientia or its Affiliates in the performance of this Agreement; (c) the research, Development, manufacture, storage, handling, use, importation or exportation of any Licensed Compound or Licensed Product by Exscientia or any Affiliate or (sub)licensee of Exscientia (other than BMS); (d) the research, Development, manufacture, storage, handling, use, sale, offer for sale, importation, exportation or Commercialization of any Terminated Compound or any Terminated Product by Exscientia or any Affiliate or (sub)licensee of Exscientia (other than BMS); (e) any breach by Exscientia or its Affiliates of, or any failure by Exscientia or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of, a Third Party License Agreement, in each case, except to the extent that such failure is attributable to a breach by BMS of its obligations under this Agreement; or (f) BMS’s use of any Exscientia Platform IP or Exscientia Materials in a manner permitted by the Agreement or Research Plan. The foregoing indemnity obligation shall not apply to the extent that any BMS Claim is subject to indemnity pursuant to Section 15.2.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

15.2           Indemnification by BMS for Third Party Claims. BMS shall defend, indemnify, and hold Exscientia, its Affiliates, and each of their respective officers, directors, employees, and agents, (the “Exscientia Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Exscientia Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Exscientia Claims”) against such Exscientia Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) the research, Development, manufacture, storage, handling, use, sale, offer for sale, importation, exportation or Commercialization of any Licensed Compound or any Licensed Product by BMS or any Affiliate of BMS or any Sublicensee; (b) any breach of any of representation, warranty, covenant or obligation of BMS under this Agreement; (c) the gross negligence or willful misconduct of BMS or its Affiliates, or the officers, directors, employees, or agents of BMS or its Affiliates in the performance of this Agreement; (d) the research, Development, manufacture, storage, handling, use, sale, offer for sale, importation, exportation or Commercialization of any Terminated Compound or any Terminated Product by BMS or any Affiliate of BMS or any Sublicensee; or (e) Exscientia’s use of any BMS Compound, BMS Provided IP or BMS Materials in a manner permitted by the Agreement or Research Plan, in each case, except to the extent that such failure is attributable to a breach by Exscientia of its obligations under this Agreement. The foregoing indemnity obligation shall not apply to the extent that any Exscientia Claim is subject to indemnity pursuant to Section 15.1.

15.3           Indemnification Procedures. In order for a party claiming indemnity under this Article 15 (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 15, the Indemnified Party shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) within ten (10) Business Days after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”) (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give such notice). If the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15, (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party, (iii) shall keep the Indemnified Party reasonably advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto and (iv) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

15.4           Limitation of Liability. EXCEPT FOR (A) DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, (B) A BREACH BY EXSCIENTIA OF ARTICLE 11 OR BY EITHER PARTY OF SECTION 12.1, AND/OR (C) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO THE MAKING OF A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 14), IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS (WHETHER DIRECT OR INDIRECT) OR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT LIMITS ANY PARTY’S LIABILITY FOR FRAUD.

15.5           Insurance. BMS shall maintain a program of self-insurance sufficient to fulfill its obligations under this Agreement and Exscientia shall procure and maintain insurance with respect to its Research Program activities and which are consistent with normal business practices of prudent companies similarly situated to such Party at all times during the Research Term. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15. Exscientia shall provide BMS with written evidence of such insurance upon request. Exscientia shall provide BMS with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

16.         DISPUTE RESOLUTION

16.1           Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement, subject to Section 16.5. Accordingly, any disputes, controversies or differences concerning the validity, interpretation or construction of, compliance with, or breach of this Agreement (other than a matter for which BMS has final decision-making authority under Sections 2.1(d), 3.2(c), 4.3 or 9.3(b)), including any dispute with respect to whether either Party is entitled to terminate this Agreement, in whole or as to any country and any dispute as to whether BMS does in fact have final decision-making authority for a particular matter (a “Dispute”), shall be promptly presented to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such Dispute within twenty (20) Business Days after a matter has been presented to them, then the Dispute shall be immediately presented to the Executive Officers of each Party for resolution. If the matter is not resolved within twenty (20) Business Days following presentation to the Executive Officers, then either Party may invoke the provisions of Section 16.2.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

16.2           Arbitration. Any Dispute that is not resolved pursuant to Section 16.1, shall be settled by final and binding arbitration to be conducted as set forth below in this Section 16.2.

(a)                Either Party, following the end of the period referenced in Section 16.1, may refer a Dispute to arbitration under the Rules of the International Chamber of Commerce (“ICC”) then in effect by submitting a written notice of such request to the other Party. In any proceeding under this Section 16.2, there shall be three (3) arbitrators, with each Party nominating one arbitrator within fifteen (15) days of the submission of such notice in accordance with the ICC Rules, and with the two arbitrators so nominated nominating a third arbitrator to serve as chair of the arbitration tribunal, with such nomination of the third arbitrator to be made within twenty (20) days after the confirmation of the first two arbitrators. Each arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, and shall have and appropriate experience with respect to the matter(s) to be arbitrated, including appropriate knowledge of the pharmaceutical and biotechnology industries. In the case of any dispute involving an alleged failure to use Diligent Efforts, the arbitrators shall in addition be individuals with experience in or with the pharmaceutical industry, including associated business, legal and scientific considerations. In the case of a dispute involving a scientific or accounting matter or determination, an independent Expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such Expert if the Parties cannot agree on such Expert within twenty (20) days following the selection of the arbitrators). The governing law in Section 17.9 shall govern such proceedings. The place of arbitration will be New York, New York, unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b)                The arbitral tribunal shall make best efforts to set a date for a hearing that shall be held no later than sixty (60) days following the confirmation of the tribunal. The Parties shall have the right to be represented by counsel.

(c)                The arbitrator(s) shall use their best efforts to rule on each disputed issue within sixty (60) days after completion of the hearing described in Section 16.2(b). The determination of the arbitral tribunal as to the resolution of any dispute shall be binding and conclusive upon the Parties. All rulings of the arbitral tribunal shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrator(s) to award punitive, exemplary or any similar damages. The arbitrator(s) shall render a “reasoned decision” which shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 16.3.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

16.3           Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 16.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award any damages not permitted under Section 15.4. By entering into this agreement to arbitrate, the Parties expressly waive any claim for damages not permitted under Section 15.4.

16.4           Costs. Each Party shall bear its own legal fees and other out-of-pocket costs in connection with any arbitration procedure, and the Parties shall share equally the fees of the tribunal (and any Expert engaged by the arbitrators).

16.5           Injunctive Relief. Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 16.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3 or Section 13.4.

16.6           Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

16.7           Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

17.         MISCELLANEOUS

17.1           Entire Agreement; Amendments. This Agreement, including the Exhibits hereto and each Certificate pursuant to this Agreement (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA. In the event of any inconsistency between the Research Plan and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

17.2           Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Exscientia or BMS from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.3           Rights in Bankruptcy.

(a)                All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)                The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)                Any intellectual property provided pursuant to the provisions of this Section 17.3 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d)                In the event that after the Effective Date Exscientia enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, Exscientia will use commercially reasonable efforts to enable BMS to receive a direct license from any such Third Party in the event that such license agreement between Exscientia and such Third Party is terminated during the Term solely on account of Exscientia becoming a Bankrupt Party.

(e)                Notwithstanding anything to the contrary in Article 9, in the event that Exscientia is the Bankrupt Party, BMS may take appropriate actions in connection with the Prosecution and Enforcement of any Exscientia Licensed Patents licensed or assigned to BMS under this Agreement without being required to consult with Exscientia before taking any such actions, provided that such actions are consistent with this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

17.4           Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

17.5           Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For Exscientia:	Exscientia Ltd.
[****]
Attention: Vice President, Legal

With a copy to:	Exscientia Ltd.
[****]
Attention: Executive Vice President of Strategic Alliances

For BMS:	Bristol-Myers Squibb Company
[****]
Attention: Executive Vice President, Strategy & Business Development

With a copy to:	Bristol-Myers Squibb Company
[****]
Attention: Senior Vice President and Associate General Counsel, Transactions Law

Furthermore, a copy of any notices required or given under Section 9.4(d) and/or 9.5(a) of this Agreement shall also be addressed to the Senior Vice President, Innovation Law of BMS at the address set forth in Section 9.4(d).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

17.6           Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7           Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of four (4) years after such records are created; provided that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Licensed Products.

17.8           Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, except that (i) a Party may make such an assignment or transfer without the other Party’s consent to any Affiliate of such Party, provided that such assignment or transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement or the transferred or assigned obligations, and (ii) a Party may make such an assignment or transfer without the other Party’s consent to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates (with such business and assets, in the case of Exscientia, to include the Exscientia Platform IP and Exscientia Licensed IP and personnel with requisite expertise necessary to conduct any Research Program, including the generation of Licensed Compounds), whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (i) and (ii) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. For the avoidance of doubt, where a Party wants to assign this Agreement or assign or transfer any right or obligation hereunder to an Affiliate and does not want to remain jointly and severally liable with such Affiliate for the performance of this Agreement or the transferred or assigned obligation, such Party must obtain the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.8 shall be null, void and of no legal effect. For clarity, the provisions of this Section 17.8 shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In the event that Exscientia is acquired in a Change of Control Transaction by a Third Party (such Third Party, hereinafter referred to as an “Acquirer”), then the intellectual property of such Acquirer held or developed by such Acquirer prior to or after such acquisition (other than intellectual property developed by such Acquirer in the course of conducting Exscientia’s activities under this Agreement) shall be excluded from the Exscientia Platform IP and Exscientia Licensed IP, and such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) Exscientia itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the Exscientia Platform IP and Exscientia Licensed IP. For clarity, any intellectual property developed by the Acquirer in the course of conducting Exscientia’s activities under this Agreement shall be included within the Exscientia Platform IP and Exscientia Licensed IP to the extent such intellectual property would have been so included had it been developed by Exscientia. For further clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or Information to Exscientia’s activities and Exscientia Platform IP and Exscientia Licensed IP under this Agreement.

17.9           Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of New York without reference to any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction, except as otherwise provided in this Agreement.

17.10        Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.11        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12        Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

17.13        Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

17.14        No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.15        Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” or “quarter” shall mean a calendar day or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JSC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (j) the term “and/or” in a sentence shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

As used in this Agreement, the phrase ‘with respect to a Collaboration Target’ or ‘for a Collaboration Target’ (or similar phrases) when referring to BMS’ licenses or license rights or Licensed Compounds ‘with respect to a Collaboration Target’ (or when referring to the termination of BMS’ licenses or license rights hereunder) refers to the Exscientia Licensed IP that applies to Licensed Compounds and Licensed Products targeting such Collaboration Target (i.e., Licensed Compounds that bind to and modulate the applicable Collaboration Target, and Licensed Products containing such Licensed Compounds).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

17.16        Financial Transparency. Exscientia acknowledges that BMS is subject to applicable laws related to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals (collectively, “Financial Transparency Laws”), which include, without limitation, relevant provisions of the Affordable Care Act of 2010 and its implementing regulations for the United States along with similar laws and regulations in other countries. Exscientia shall reasonably cooperate with BMS, at BMS’ cost for Exscientia’s reasonable expenses, in its compliance with Financial Transparency Laws and promptly provide any information requested BMS in connection with this Agreement in a mutually agreed upon format to the extent reasonably necessary (as determined by BMS) for BMS to comply with its obligations under the Financial Transparency Laws. BMS shall have the right to allocate payments or other transfers of value in connection with this Agreement in any required reporting under Financial Transparency Laws in accordance with its normal business practices.

17.17        Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[signature page follows]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Bristol-Myers Squibb Company		Exscientia LIMITED

By:	/s/ Jeffrey Staiger	By:	/s/ Andrew Hopkins

Name:	Jeffrey Staiger	Name:	Andrew Hopkins

Title:	Vice President, Business Development	Title:	CEO

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXHIBITS

Exhibit A – Exscientia Licensed Patents

Exhibit B – Initial Research Plan as of the Effective Date

Exhibit C – Development Candidate Criteria

Exhibit D – Third Party License Agreements

Exhibit E – Press Release

Exhibit F – Form of Collaboration Material Transfer Agreement

Exhibit G – Certificate for Collaboration Targets

Exhibit H – Reserved Target List

Exhibit I – Animal Care and Use

Exhibit J – Personal Data Requirements

Exhibit K – Lead Optimization Data Package

Exhibit L – Development Candidate Data Package

Exhibit M – Warranties of Exscientia as of each Delivery Date

Exhibit N – Disclosures

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit A

Exscientia Licensed Patents

None.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit B

Initial Research Plan as of the Effective Date

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit C

Development Candidate Criteria

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit D

Third Party License Agreements

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit E

Press Release

Exscientia announces multi-target, AI-driven drug discovery
collaboration with Bristol Myers Squibb

Upfront and potential milestones of over $1.2bn in addition to tiered royalties

OXFORD, U.K. -- Exscientia, the clinical stage, Artificial Intelligence (AI)-driven pharmatech company, announced today that it has entered into a collaboration agreement with Bristol-Myers Squibb Company (NYSE: BMY). This expanded collaboration has the potential to add to the Bristol Myers Squibb drug pipeline whilst enhancing Exscientia’s portfolio of shared assets. The collaboration will use AI to accelerate the discovery of small molecule therapeutic drug candidates in multiple therapeutic areas, including oncology & immunology. The agreement includes up to $50 million in upfront funding, up to $125 million in near to mid-term potential milestones, and additional clinical, regulatory and commercial payments that take the potential value of the deal beyond $1.2 billion. Exscientia will also receive tiered royalties on net sales of any marketed drug products resulting from the collaboration.

This expanded collaboration builds upon Exscientia’s existing collaboration with Bristol Myers Squibb that was initiated in 2019 with Celgene prior to Celgene’s acquisition by Bristol Myers Squibb. Exscientia will take responsibility for AI-design and experimental work necessary to discover drug candidates associated with this collaboration for Bristol Myers Squibb. Molecules will be designed using Exscientia’s AI-driven drug discovery platform, which delivers optimized compounds fulfilling complex design goals faster and more effectively than traditional drug discovery.

Andrew Hopkins, CEO of Exscientia, commented, “We are proud that Bristol Myers Squibb wants to build on our collaboration with this expanded collaboration and believe it speaks to the strength and promise of Exscientia’s AI technologies and drug discovery expertise. We’re excited to work with such an experienced collaborator as Bristol Myers Squibb to develop the best possible medicines for patients.”

Rupert Vessey, President of Research & Early Development at Bristol Myers Squibb said, “We have been pleased with Exscientia’s work in tackling a number of distinct projects for Bristol Myers Squibb. Exscientia’s application of AI technologies is proving capable of generating best-in-class molecules while also reducing discovery times. Rapid discovery of molecules that can enter the clinic in a timely manner could positively impact our work in discovering treatments for areas of unmet medical need”

Exscientia has already built a strong track record for its drug discovery platform, being the first company to advance AI-designed small molecule drug candidates into clinical studies. In addition to Bristol Myers Squibb, Exscientia has previously entered collaborations with major pharmaceutical companies including Bayer, Sanofi, and Dainippon Sumitomo, multiple emerging biotech companies and the Gates Foundation, demonstrating Exscientia’s reputation as the collaborator of choice for high-value AI-driven drug discovery. The company currently has more than a dozen partnered or wholly owned drugs in development. Exscientia recently secured a $200 million Series D investment, led by Softbank, to further fund expansion of its technology capabilities and proprietary drug pipeline.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

About Exscientia

Exscientia’s AI centric, end-to-end drug discovery platform is set to revolutionise the process invention of new drugs, designing therapeutics for areas of high unmet medical need that could positively impact patients, with timelines that are many years shorter than industry standards. As a clinical stage company, Exscientia is the first to advance AI-designed small molecules into a clinical setting, demonstrating the potential of AI to transform the pharmaceutical industry.

Drug design is precision engineering at the molecular scale. To transform the industry, Exscientia has built dedicated AI systems that efficiently learn from the widest range of data and consistently re-apply enhanced knowledge through iterations of design. Because Exscientia’s AI systems learn more rapidly and effectively than human-led efforts, candidate molecules satisfying complex therapeutic requirements are discovered with revolutionary efficiency.

For more information visit us on www.exscientia.ai or follow us on Twitter @exscientialtd.

PR Contacts:

Edelman PR:

Anitra Sprauten
P: +44 (0)78 9685 9386
Anitra.Sprauten@edelman.com

Stephanie Crisp
P: +44 (0)75 8300 3417
stephanie.crisp@edelman.com

For Exscientia

Mark Swindells, Chief Commercial Officer

contact@exscientia.ai

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit F

Form of

Collaboration Material Transfer Agreement

This Collaboration Material Transfer Agreement (the “Agreement”), effective as of ___________ ___, 2021(the “Effective Date”), is entered into by and between Exscientia Limited, having a place of business at 36 St. Giles, Oxford OX1 3LD, United Kingdom (“Exscientia”), and Bristol-Myers Squibb Company, headquartered at 430 E. 29th Street, 14th Floor, New York, NY 10016 (“BMS”). Exscientia and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. In consideration of the covenants and conditions contained herein, the Parties hereby agree to the following:

Article I.                    Background. Exscientia and BMS have entered into that certain Collaboration and License Agreement, dated _______ __, 2021, attached hereto as Schedule A (the “Collaboration Agreement”) for the purpose of research and development activities with the goal of identifying, generating and developing potential Development Candidates. Capitalized terms used but not defined herein shall have the meanings set forth in the Collaboration Agreement. [BMS]/[Exscientia] (“Transferor”) is willing to transfer the materials specified in Schedule B hereto (such materials and any and all derivatives, or improvements developed or derived by [Exscientia]/[BMS] therefrom, and assays collectively, the “Materials”) for use as set forth herein. [Exscientia]/[BMS] (“Recipient”) desires to obtain these Materials for certain purposes described in Schedule C hereto (the “Purpose”).

Article II.                 Materials. The Materials are to be treated as Transferor’s Confidential Information pursuant to Section 5 of this Agreement. Recipient agrees that all Materials will be used and consumed solely for the Purpose. Recipient will at all times use the Materials in compliance with all state, federal and other applicable laws, rules and regulations pertaining to use of the Materials.

Article III.               Protection and Use of Materials. Recipient will not transfer the Materials to any third party (other than Third Party subcontractors as permitted under Section 3.6 of the Collaboration Agreement) or personnel, except for those directors, officers or employees of Recipient or its Affiliates (“Permitted Recipients”) who require access thereto to perform the Purpose or as permitted by the Collaboration Agreement. Recipient will take all reasonable steps, including those steps taken to protect information and other property of its own of a confidential nature, to ensure that the Materials are not disclosed or duplicated or in any manner delivered or disseminated to others in violation of this Agreement. Recipient will not reverse engineer or chemically analyze the Materials, except as required for the Purpose.

Article IV.              Title and Relevant Inventions. All right, title and interest in and to all Materials will remain vested in Transferor. All background intellectual property used in connection with the Purpose will remain the property of the Party introducing the same. Ownership of any new intellectual property generated from the Purpose will be determined as set forth in the Collaboration Agreement. Recipient hereby agrees to promptly report to Transferor any and all discoveries, inventions, improvements and other subject matter (whether patentable or not) conceived, reduced to practice or otherwise discovered by Recipient in the course of performing the Purpose or otherwise in connection with use of the Materials and all intellectual property rights therein and thereto. Transferor hereby grants to Recipient a worldwide, non-exclusive, fully paid-up, royalty free, non-transferable, non-sublicensable right to use the Materials for the Purpose only and for no other purpose. Notwithstanding the foregoing, Recipient may allow access to the Materials to the Permitted Recipients. Except as may be required for the Purpose and as allowed under the Collaboration Agreement, Recipient agrees that it will not file patent application(s) to the Materials or any analogs, derivatives, or pro-drug forms thereof.

Article V.                 Confidentiality. The information disclosed in connection herewith shall be governed by the confidentiality provisions of the Collaboration Agreement and the terms and conditions of this Agreement shall be considered the “Confidential Information” of both Parties thereunder.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Article VI.              Return of Materials. It is the intention of both Parties that all of the Materials that are to be transferred are to be consumed only in furtherance of the Purpose. However, upon the earlier of the completion of the Purpose, any written request of Transferor, or any termination of this Agreement, Recipient agrees to return (or, at Transferor’s option, destroy) any Materials not consumed therein and provide Transferor with a copy of written reports, documents, data, results and other information relating to the Materials or the Purpose; provided that, with respect to any Materials destroyed by Recipient pursuant to this Section 6, Recipient will provide Transferor with notice of such destruction promptly after destroying such Materials.

Article VII.            No Warranty. TRANSFEROR PROVIDES ALL MATERIALS AND CONFIDENTIAL INFORMATION ON AN “AS IS” BASIS. TRANSFEROR DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE MATERIALS, INCLUDING WITH RESPECT TO EFFICIENCY, ACCURACY, COMPLETENESS, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AND/OR NONINFRINGEMENT.

Article VIII.         Indemnification. The indemnification provisions of Article 10 of the Collaboration Agreement will apply to this Agreement.

Article IX.              Term. This Agreement will expire upon the earlier of completion of the Purpose or the termination or expiration of the Collaboration Agreement. Either Party may terminate this Agreement for any or no reason upon thirty (30) days’ prior written notice. With respect to any Materials transferred and any Confidential Information disclosed hereunder during the term of this Agreement, the obligations of Recipient under Section 3, 4, 5, 6, 8, 9, and 10 hereunder will survive any expiration or termination of this Agreement.

Article X.                 Miscellaneous. The assignment and change of control provisions of Section 13.4 of the Collaboration Agreement will apply to this Agreement as if set forth directly herein, mutatis mutandis. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law principles. All disputes arising out of this Agreement will be subject to the provisions of Article 16 of the Collaboration Agreement. The words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The word “law” when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. Accordingly, this Agreement will not be construed against any Party as the principal draftsperson hereof. A Party’s failure to enforce any provision of this Agreement will neither be construed as a waiver of the provision nor prevent the Party from enforcing any other provision of this Agreement. No provision of this Agreement may be waived except by a writing signed by the Party against whom the waiver is to be effective. This Agreement and the Collaboration Agreement contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous written and oral agreements between the Parties regarding such subject matter; to the extent any term of this Agreement conflicts with the Collaboration Agreement, the terms of the Collaboration Agreement, as applicable, shall control. If any provision of this Agreement (or portion thereof) is found to be invalid, unlawful or unenforceable to any extent, such provision of this Agreement will be enforced to the maximum extent permissible by applicable law so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. No provision of this Agreement may be amended or otherwise modified except by a writing signed by the Parties to this Agreement. The Parties may execute this Agreement in counterparts, each of which will be deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile transmission or electronic mail, and such copies of executed signature pages will be binding as originals.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement as of the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY	EXSCIENTIA, LTD

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SCHEDULE A

COLLABORATION AGREEMENT

Collaboration and License Agreement, by and between Bristol-Myers Squibb Company and
Exscientia Limited, dated as of [________], 2021.

[See Attached.]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SCHEDULE B

MATERIALS

[To be provided.]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SCHEDULE C

PURPOSE

[To be provided.]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit G

CERTIFICATE FOR COLLABORATION TARGETS

This Certificate for Collaboration Targets (the “Certificate”) is given pursuant to Section 3.3(b) of the Collaboration and License Agreement executed as of ________________ 2017 (the “Agreement”) by and between Exscientia Limited (“Exscientia”) and Bristol-Myers Squibb Company (“BMS”) effective on [date] (the “Certificate Effective Date”). All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement, as may be amended from time to time.

The following representations and warranties apply with respect to the proposed Collaboration Target identified in Attachment A attached hereto (the “Selected Target”) and any Licensed Compounds, Target Compounds and Licensed Products with respect to such Selected Target as contemplated to be Developed and Commercialized in accordance with the Research Program and the Agreement.

Exscientia hereby represents and warrants as of the Certificate Effective Date as follows:

(a)                It is not a party to any agreement that would prevent it from granting the rights granted to BMS under the Agreement or performing its obligations under the Agreement with respect to the Selected Target.

(b)                Exscientia has not entered into any agreements, either oral or written, with any Third Party relating to the Development, Commercialization or manufacture of Licensed Compounds, Target Compounds or Licensed Products with respect to the Selected Target in the Field in the Territory.

(c)                Except as disclosed by Exscientia in writing to BMS’ Patent Contact prior to the Certificate Effective Date, there are no pending, and to Exscientia’s knowledge, no threatened, actions, suits or proceedings against Exscientia involving the Exscientia Licensed IP as it relates to Licensed Compound, Target Compounds or Licensed Products with respect to the Selected Target.

(d)                Exscientia has not granted (and Exscientia covenants that during the Term it shall not grant, except in accordance with the express terms and conditions of the Agreement) any license or any option for a license under the Exscientia Licensed IP to any Third Party to develop, make, use or sell any Licensed Compound, Target Compound or Licensed Product with respect to any Collaboration Target in the Field in any country in the Territory.

Exscientia has caused this Certificate to be executed by its duly authorized representative effective as of the Certificate Effective Date.

Exscientia Limited

By:
Name:
Title:

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Attachment A

Selected Target

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit H

Reserved Target List

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit I

Animal Care and Use

(a)	If Exscientia is accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International (“AAALAC”), it will follow procedures established as the basis of that accreditation and will be asked to complete an Animal Welfare Risk Assessment questionnaire. Exscientia represents and covenants that its AAALAC accreditation unit number is [N/A][1] and that Exscientia will use all reasonable efforts to maintain such AAALAC accreditation during the term of this Agreement. Further, Exscientia will provide BMS with a copy of the most recent accreditation letter. If during the course of the Agreement, Exscientia loses its accreditation or receives any notice, warning or reprimand from AAALAC or any governmental or regulatory agency related to animal care and use, Exscientia will promptly notify BMS in writing. Loss of AAALAC accreditation shall be grounds for immediate termination of the Agreement by BMS. AAALAC accreditation serves as presumptive evidence of an acceptable animal care and use program. Therefore, additional assurances, other than those set forth in the Animal Care and Use Guidelines for Bristol-Myers Squibb Company Contractors related to animal care and environment will not be required from contractors that are accredited by AAALAC.

(b)	If Exscientia is not AAALAC accredited it will, prior to the commencement of the Research complete an Animal Welfare Risk Assessment questionnaire and provide the BMS Animal Welfare Risk Assessment Team (“AWRAT”) with sufficient documentation in such manner, format and frequency as BMS may require in its sole reasonable discretion, to assure appropriate care and use of animals. Such documentation may include, without limitation, government inspection reports, animal test methods, animal use protocols, and any other written descriptions of animal care and use. This documentation must demonstrate compliance with the current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences), or an equivalent reference, and apply to all animal studies conducted for BMS by any contract facility.

(c)	Exscientia shall comply with all applicable laws and regulations governing animal research and its own standards. Exscientia acknowledges the Animal Care and Use Guidelines for Bristol-Myers Squibb Company Contractor, set forth below. To the extent of any conflict or inconsistency between these guidelines and applicable local laws/regulations, the more stringent and animal-protective requirements shall be followed.

(d)	Exscientia represents and warrants that prior to the start of any projects or research involving animals, Exscientia will have undergone (regardless of AAALAC accreditation) a BMS Animal Welfare Risk Assessment (“BMS AWR Assessment”). Exscientia shall reasonably cooperate in such BMS AWR Assessment at no additional cost to BMS.

1 NTD: To be completed, as may become applicable.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)	Whenever possible, live animals used by or on behalf of Exscientia as part of this Agreement should remain the property of Exscientia. Upon reasonable advance notice during the term of this agreement, representatives of BMS may visit the research facilities to audit the care, treatment, and use of the animals used in the research. This includes the right to review any correspondence with or reports from governmental agencies or accrediting organizations responsible for animal welfare or quality assurance. Exscientia shall:
(i)	be responsible for the cost of correcting any deficiencies revealed by any such audit, unless the parties otherwise agree, in writing;
(ii)	notify BMS promptly after Exscientia’s receipt of notice of any proposed inspection by a government or regulatory authority that relates to this Agreement or the transactions contemplated by it; and
(iii)	notify BMS promptly after Exscientia’s self-identification of any material violation of this Agreement and/or any failure to comply with any laws applicable to this Agreement or the transactions contemplated by this Agreement by Exscientia or any of its agents or subcontractors.

(f)	The Parties acknowledge that for certain projects BMS may permit Exscientia to order animals under an existing BMS contract with a supplier of animals (“Supplier”).

(g)	Subject to any rights to the intellectual property in accordance with the Agreement including any intellectual property embodied in the animals, Exscientia agrees that all rights, title and interests in the animals themselves as well as ownership shall at all times be with Exscientia and not with BMS. Exscientia agrees to assume all costs associated with shipment/transfer of the animals from Supplier.

(h)	Exscientia agrees that it shall be solely responsible for its possession, treatment, safe keeping and use of the animals in accordance with all applicable laws, ordinances, rules and regulations. BMS will at all times bear no responsibility for the animals.

(i)	All animals which are procured from the BMS SUPPLIER are supplied “AS IS.” BMS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE animals AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE. BMS DISCLAIMS ALL WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO ANY THIRD PARTY RIGHTS AND TITLE.

(j)	Exscientia shall be solely responsible for any liabilities, damages, costs and losses incurred by it or any Third Party arising out of any use, handling, storage or disposal of the animals, and, to the extent not prohibited by law, Exscientia shall indemnify, defend and hold BMS, its directors, employees and agents harmless from and against any liabilities, damages, costs and losses incurred by any of them or which may be claimed by Exscientia, any of its personnel, or any third party arising out of any use, handling, storage or disposal of the animals. Furthermore, Exscientia hereby releases and discharge BMS from any and all claim or liability, and from any all damages and claims arising from any all alleged defects, or any nature, whether known or unknown, in the animals.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Animal Care & Use Guidelines for Bristol-Myers Squibb Co. Contractors

BMS is committed to providing safe and effective, quality products. This commitment, at times, requires the responsible care and use of animals for research or testing. It is the policy of BMS to insist that its scientists always consider replacing the use of animals by other methods, reducing the number of animals used, and refining procedures to enhance animal welfare. Exscientia is expected to treat all animals used in BMS related studies in a caring and humane manner while maintaining a standardized environment and husbandry program.

The BMS Animal Welfare Risk Assessment Team must evaluate the animal care and use program of Exscientia (including commercial laboratories, academic institutions, veterinary practices, farms, and other animal care agencies/facilities) for conformance to published regulations and BMS standards for the humane care, treatment, and use of all animals.

The current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences), BMS internal standards, and applicable governmental regulations are our primary standards for conducting animal-based testing. To assist each applicable unit of BMS in assuring appropriate animal care and use for company-sponsored work performed at AAALAC accredited contractor facilities, the following standards apply:

•	All studies, tests, or other procedures paid for by BMS and involving the use of live animals must be reviewed and approved by Exscientia’s Animal Care and Use Committee, or an equivalent committee (e.g., animal ethics committee),

•	Studies, tests, or other procedures paid for by BMS and involving the use of live animals must also be reviewed for deviations from accepted practices by the BMS AWRAT.

•	It is the responsibility of the BMS Study Monitor/Sponsor to inform BMS AWRAT of the activities before they begin. Such review is not required for donations of product (test material), benevolent grants, or other activities which BMS does not specifically request or direct.

•	Suitable documents for review include protocols, animal test method forms, written descriptions of related animal use activities, etc.

•	Exscientia must have written procedures or standards for the humane care and treatment of all animals utilized.

Additional Standards for Non-AAALAC Accredited Contract Facilities

Exscientia must comply with all applicable local governmental regulations at the location of the Research. Where the applicable local regulations are less stringent than the standards set forth below, the standards below, which comply with the current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences) should be followed for all animal studies conducted for BMS.

▪	Only animals that are lawfully acquired in compliance with applicable ordinances and regulations shall be used by Exscientia. Exscientia must have written procedures for animal care and use, including appropriate veterinary medical care and environmental controls.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Animals must be provided with an environment (housing design, ambient temperature, humidity, lighting, ventilation, etc.) that is consistent with their physiological and behavioral needs. Appropriate sanitation and environmental enrichment should be provided.

Animals must be provided a diet that matches their nutritional needs, including having an adequate supply of clean, potable water, unless scientifically justified otherwise.

Animals must be provided veterinary medical care consistent with current veterinary medical standards. This includes routine surveillance for pathogens, preventative care, care for research-related medical conditions, and weekend, holiday, and emergency care. A program to document medical care must be established.

Animals must be humanely euthanatized using accepted veterinary procedures. Euthanasia methods shall be consistent with the American Veterinary Medical Association’s Guidelines on Euthanasia, or equivalent references. Animals that would otherwise suffer severe or chronic pain or distress that cannot be relieved must be euthanatized at the end of the procedure or, if appropriate, during the procedure. Humane endpoints should be used to determine when euthanasia is appropriate.

All staff working with animals must have the appropriate training and experience to conduct their assigned duties.

A pest control program must be in place to prevent vermin infestation.

The animals selected for a procedure must be the appropriate species, have the appropriate health status, and be the minimum number required to obtain valid results.

Non-animal methods will be used in place of animal studies whenever scientifically appropriate.

Where exceptions are required to the aforementioned standards, the decision to permit an exception should not rest with the investigators directly concerned, but should be made by an appropriate review group such as an institutional animal care and use committee or animal ethics committee. Such exceptions should not be made solely for the purposes of teaching or demonstration.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit J

Personal Data Requirements

In working with BMS under this Agreement, Exscientia may gain access to “Personal Data”, which shall mean any information which identifies or is capable of identifying a living individual, or as otherwise defined as “Personal Data” by Applicable Laws, including BMS or BMS customers, consumers, patients, employees, personnel, shareholders, physicians, suppliers, consultants and competitors, whether verbal or recorded in any form or medium, disclosed to Exscientia, or collected by Exscientia on BMS behalf, including (a) an individual’s name, address, phone number, e-mail address, Social Security number or other country identifier, driver’s license number, bank account information, or credit card information and (b) all information, data and materials, including without limitation, demographic, medical and financial information, that relate to (i) the past, present, or future physical or mental health or condition of an individual, (ii) the provision of health care to an individual or (iii) the past, present, or future payment for the provision of health care to an individual. For the purposes of this Agreement, Personal Data includes all patient data.

Exscientia agrees that, in the event any of activities under this Agreement related to Personal Data are subcontracted out to a third-party subcontractor, Exscientia shall obtain a written certification from said third-party subcontractor that it agrees to comply with each and every provision of this Exhibit J, entitled “Personal Data.” Exscientia shall provide a copy of the written certification to BMS.

Collection, use, disclosure, retention and other processing of Personal Data may be regulated by certain privacy and data security laws.

When collecting, using, disclosing, retaining or otherwise processing Personal Data pursuant to this Agreement, Exscientia agrees to comply with all applicable privacy and data security laws, rules and regulations in those respective jurisdictions where Exscientia conducts its activities and/or collects, uses, discloses or otherwise processes Personal Data pursuant to this Agreement. For purposes of this Exhibit J applicable privacy and data security laws, rules, and regulations include those Applicable Laws related to the transmission or communication of Personal Data via mail, telephone, computer, wireless technology, facsimile, or other such means. Without limiting the foregoing and in addition to any other obligations under this Agreement, Exscientia further agrees to each of the following provisions.

a.                   Exscientia agrees to collect, use, disclose, retain and otherwise process Personal Data solely as required by this Agreement and limited to that which is necessary for the purpose of performing its obligations under this Agreement, subject to the requirements of Applicable Laws.

b.                   When collecting, using, disclosing, retaining or otherwise processing Personal Data for or on behalf of BMS, Exscientia will comply with BMS privacy policies and any other applicable policies, including, without limitation, ones related to confidentiality and data security supplied by BMS from time to time.

c.                   Any and all consents collected by Exscientia from individuals on behalf of BMS relating to collection, use, disclosure, retention and other processing of the individual’s Personal Data, must be retained by Exscientia for at least ten (10) years after termination or expiration of this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

d.                   Exscientia agrees to establish commercially reasonable controls to prevent unauthorized access, use or disclosure of Personal Data. Exscientia will implement reasonable safeguards that reasonably and appropriately protect the confidentiality, integrity, and security of Personal Data. Such safeguards shall include the encryption of sensitive Personal Data that includes United States Social Security numbers (or the comparable identifiers in other countries), driver’s license numbers, medical information, bank account numbers and/or credit card information, when such data is transmitted or at rest, including but not limited to data located on laptops, back-up tapes, USB flash drives and other portable devices. For purposes of this Exhibit J, Exscientia shall consider the standards set forth in ISO/IEC 27002:2005 as commercially reasonable data protection controls and safeguards unless and until other such standards are supplied to Exscientia by BMS from time to time.

e.                   Exscientia shall promptly report to BMS any and all breaches of data security of which it becomes aware with respect to any Personal Data, including any attempted unauthorized access, use, or disclosure of such Personal Data. Exscientia agrees to use its best efforts to mitigate the effects of any breach, to promptly propose corrective action to BMS, and to promptly undertake all corrective action as reasonably approved or requested by BMS.

f.                    Exscientia agrees to provide BMS and/or its representatives with a right to audit at BMS’ discretion Exscientia’s business processes, books, records and practices relating to collection, use, disclosure, retention and other processing of Personal Data. BMS shall be responsible for BMS’ costs associated with the audit. In no event shall BMS be responsible for paying any of Exscientia’s fees and expenses associated with the audit.

g.                   Upon expiration or termination of this Agreement, or at any time upon request of BMS, Exscientia shall return to BMS and/or destroy, at the sole discretion of BMS, all Personal Data held in any form or medium whatsoever, collected or received from or on behalf of BMS. Exscientia shall promptly send BMS a written certification signed by an officer of Exscientia acknowledging that all Personal Data has been returned and/or destroyed in accordance with BMS’ instructions.

h.                   Any collection, use, disclosure, retention and other processing of the Personal Data other than as contemplated by this Agreement will be deemed a material breach of this Agreement and subject to the applicable provisions of this Agreement related to a material breach.

i.                    Exscientia will assist BMS in the fulfillment of the obligation to respond to the exercise of any privacy rights of individuals.

j.                     Exscientia agrees to amend this Exhibit J at any time as requested by BMS in order to comply with any Applicable Laws relating to privacy and data security in those respective jurisdictions where Exscientia conducts its activities and/or collects, uses, discloses or otherwise processes Personal Data pursuant to this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit K

Lead Optimization Data Package

Each Lead Optimization Data Package must include at least the following:

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit L

Development Candidate Data Package

Each Development Candidate Data Package must contain at least the following:

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit M

Warranties of Exscientia as of each Delivery Date

With respect to the Collaboration Target of such Lead Optimization Data Package or such Development Candidate Data Package and any Target Compound (and any product constituting, incorporating, comprising or containing any such Target Compound) for such Collaboration Target, except as disclosed in the relevant Data Package Disclosure, Exscientia represents and warrants to BMS, as of the Delivery Date, that:

(a)                (i) to Exscientia’s knowledge, any issued Patents within the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound are in full force and effect as of the Delivery Date and (ii) all fees required to maintain such issued Patents have been paid to date;

(b)                no claim has been issued or served, or written threat of a claim or litigation made by any Person, against Exscientia that alleges that any Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound is invalid or unenforceable;

(c)                Exscientia Controls all Target Compounds for such Collaboration Target that have been Developed under the Research Program such that it is able to grant the rights and licenses to BMS hereunder with respect to such Target Compounds;

(d)                Exscientia is not subject to any payment obligations to Third Parties with respect to such Collaboration Target, or the Development, manufacture or Commercialization of such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound;

(e)                Exscientia has not granted any right, license or option (including a right of consent or a right of first negotiation) to any Third Party that would conflict with the rights granted to BMS hereunder with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound;

(f)                 Exscientia has not entered into any agreement with a Third Party or used any Information or Patents of a Third Party in connection with the generation or development of the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound, or incorporated any Information of a Third Party into the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound, in each case, where such agreement or such use or incorporation (i) grants, or obligates Exscientia to grant, any right, license or option (including a right of consent or a right of first negotiation) to any Third Party in, to or under any Collaboration IP or (ii) obligates Exscientia to disclose any Collaboration IP to a Third Party or to publicly disclose any Collaboration IP;

(g)                the Exscientia Licensed IP existing as of the Delivery Date with respect to such Collaboration Target and/or any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) is free and clear from any Liens, and Exscientia has sufficient legal and/or beneficial title, ownership or license thereunder to grant the licenses to BMS as purported to be granted pursuant to this Agreement;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(h)                as of the Delivery Date, except for the Patents comprised in the Exscientia Licensed IP that is licensed to Exscientia pursuant to the Third Party License Agreements, Exscientia is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) any Patents comprised in the Exscientia Licensed IP;

(i)                 Exscientia has not granted any license or any option for a license under the Exscientia Licensed IP to any Third Party to develop, make, use or sell in the Field any Target Compound, Licensed Compound or Licensed Product in any country in the Territory with respect to such Collaboration Target;

(j)                 Exscientia has not granted to any Third Party any right or license or option to enforce or obtain any patent term extension for any of the Product Specific Patents.

(k)                to Exscientia’s knowledge, the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound existing as of the Delivery Date was not obtained in violation of any contractual or fiduciary obligation owed by Exscientia or its employees or agents to any Third Party or through the misappropriation of the Intellectual Property Rights (including any trade secret rights) from any Third Party;

(l)                 there are no pending, and to Exscientia’s knowledge, no threatened actions, suits or proceedings against Exscientia involving the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound;

(m)              to Exscientia’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound;

(n)                no person, other than former or current employees of Exscientia who are obligated in writing to assign his/her inventions to Exscientia, is an inventor of any of the inventions claimed in the Exscientia Background Patents with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound filed or issued, except for those Third Party inventors of those inventions that fall within the Exscientia Licensed IP Controlled by Exscientia and as to which Exscientia has obtained an assignment. All inventors of any inventions included within the Exscientia Licensed IP that are existing as of the Delivery Date with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to Exscientia. No present or former employee or consultant of Exscientia owns or has any proprietary, financial or other interest, direct or indirect, in the Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound (other than any interest as a shareholder) that has not been assigned to Exscientia. To Exscientia’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the Exscientia Background Patents with respect to such Collaboration Target and/ any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) for such Collaboration Target;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(o)                all Development (including pre-clinical studies and Clinical Trials) related to such Collaboration Target, or any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) for such Collaboration Target, conducted by on behalf of Exscientia prior to the Delivery Date has been conducted in accordance with all Applicable Laws (including, to the extent applicable, GLP and GMP);

(p)                Exscientia has not entered into any agreement under which Exscientia (i) has obtained a license or sublicense of rights from a Third Party to such Collaboration Target, or to any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) for such Collaboration Target, or to any Exscientia Licensed IP with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound, or (ii) has granted a license, sublicense, option or right to a Third Party that remains in effect as of the Delivery Date to Develop, manufacture or Commercialize the Collaboration Target or any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) for such Collaboration Target, or (iii) has granted to any Third Party any right or license or option to enforce or obtain any patent term restoration for any of the Exscientia Background Patents with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound;

(q)                each Third Party License Agreement for such Collaboration Target is in full force and effect as of the Delivery Date;

(r)                 Exscientia and its Affiliates are in compliance in all material respects with respect to each Third Party License Agreement for such Collaboration Target, and have performed all material obligations required to be performed by them to date under each such Third Party License Agreement. Neither Exscientia nor its Affiliates are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under each such Third Party License Agreement and, to the knowledge of Exscientia, no other party to any Third Party License Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder;

(s)                 Exscientia has not obtained or filed, any INDs, MAAs or Regulatory Approvals or any other form of regulatory application for approval of clinical trials, marketing or other purpose, for any Target Compound (or any product constituting, incorporating, comprising or containing any such Target Compound) for the Collaboration Target;

(t)                 Exscientia has disclosed in writing to BMS’ in-house patent counsel (i) all Exscientia Background Patents with respect to such Collaboration Target, any Target Compound for such Collaboration Target and/or any product constituting, incorporating, comprising or containing any such Target Compound existing as of the Delivery Date and (ii) the jurisdiction(s) by or in which each such Exscientia Background Patent has been issued or in which an application for such Exscientia Background Patent has been filed, together with the respective patent or application numbers. All fees required to maintain such issued Exscientia Background Patents have been paid; and

(u)                Exscientia, to its knowledge, has not failed to disclose (or cause to be disclosed) any material information or data that could reasonably be expected to cause such information and data that has been disclosed to BMS on the Delivery Date to be misleading in any material respect.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Attachment 1

Third Party License Agreements as of the Delivery Date

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit N

Disclosures

[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.